UNITED
STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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REGENCY CENTERS CORPORATION
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RegencyCenters.com

Kroger

Publix
FOOD • PHARMACY • LIQUORS

NOTICE OF 2023

Annual Meeting of Shareholders and Proxy Statement

Regency Centers.

..

Notice of 2023 Annual Meeting of Shareholders

To Our Shareholders:

Notice is hereby given that the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Regency Centers Corporation will be held exclusively online at www.virtualshareholdermeeting.com/REG2023 on Wednesday, May 3, 2023, beginning at 8:00 A.M., Eastern Time.

The meeting will be held for the following purposes:

1.	To elect as directors the 11 nominees named in the attached proxy statement, to serve until the 2024 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

2.	To determine, in a non-binding advisory vote, whether an advisory vote on the company’s executive compensation will occur every 1, 2 or 3 years.

3.	To approve, in a non-binding vote, an advisory resolution approving the company’s executive compensation for fiscal year 2022.

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023.

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The accompanying proxy statement more fully describes these matters.

Shareholders of record at the close of business on March 10, 2023 will be entitled to notice of the Annual Meeting and to vote on the matters above and any adjournments or postponements thereof.

The Annual Meeting will be virtual-only, held exclusively online. The platform for the virtual Annual Meeting includes functionality that affords authenticated shareholders comparable meeting participation rights and opportunities they would have at an in-person meeting. Instructions to access and log-in to the virtual Annual Meeting are provided under “What are the procedures for attending and participating in the virtual Annual Meeting?” on page 59 in the accompanying proxy statement.

By Order of the Board of Directors,

Michael R. Herman

Senior Vice President,

General Counsel and Secretary

Dated: March 22, 2023

2023 ANNUAL MEETING INFORMATION:

DATE:	Wednesday, May 3, 2023

TIME:	8:00 A.M., Eastern Time

The Annual Meeting will be exclusively online at www.virtualshareholdermeeting.com/REG2023.

You are eligible to vote if you were a shareholder of record at the close of business on March 10, 2023.

HOW TO VOTE:

Your vote is important. Even if you plan to attend the virtual Annual Meeting, we encourage you to vote your shares before the meeting to ensure they are counted. Shareholders of record have until 11:59 P.M, Eastern Time on May 2, 2023 to vote.

BY INTERNET PRIOR TO MEETING www.proxyvote.com
BY INTERNET DURING MEETING www.virtualshareholdermeeting.com/ REG2023

BY PHONE PRIOR TO MEETING Call 1.800.690.6903

BY MAIL PRIOR TO MEETING Complete, sign and return by free post

You must have the control number that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

Our Board of Directors is soliciting proxies to be voted at the Annual Meeting on May 3, 2023 and at any adjournments or postponements thereof. We expect that this proxy statement and form of proxy will be mailed and made available to shareholders beginning on or about March 22, 2023.

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on Wednesday, May 3, 2023: The Proxy Statement for the 2023 Annual Meeting of Shareholders and 2022 Annual Report to Shareholders are available at: https://investors.regencycenters.com.

REGENCY CENTERS | 2023 PROXY STATEMENT | i

| Table of Contents

ii | REGENCY CENTERS | 2023 PROXY STATEMENT

Table of Contents |

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Regency Centers Corporation’s future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “project,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained, and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Our operations are subject to a number of risks and uncertainties including, but not limited to, those risk factors described in our Securities and Exchange Commission (“SEC”) filings. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings and submissions to the SEC. If any of the events described in the risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. Forward-looking statements are only as of the date they are made, and Regency Centers Corporation undertakes no duty to update its forward-looking statements, whether as a result of new information, future events or developments or otherwise, except as and to the extent required by law.

REGENCY CENTERS | 2023 PROXY STATEMENT | iii

Proxy Summary

In this proxy statement, the terms “we,” “our,” “us,” “the Company,” “Regency Centers,” and “Regency” refer to Regency Centers Corporation. In this proxy summary, we present an overview of information that you will find throughout this proxy statement. As this is only a summary, we strongly encourage you to read the entire proxy statement for more information about these topics prior to voting.

Voting Matters

The following table summarizes the proposals to be voted on prior to or at our 2023 Annual Meeting of Shareholders of Regency Centers and the voting recommendations of our Board of Directors (“Board”) with respect to each proposal.

PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE

Proposal 1: Election of our Board’s 11 nominees for director to each serve for a one-year term.	FOR Each Nominee	8

Proposal 2: Advisory approval of the frequency of future shareholder votes on the Company’s executive compensation.	FOR Every Year	26

Proposal 3: Advisory approval of the Company’s executive compensation.	FOR	27

Proposal 4: Ratification of appointment of KPMG LLP as our independent registered public accounting firm for 2023.	FOR	55

About Regency Centers

Regency Centers is a preeminent national owner, operator and developer of shopping centers located in suburban trade areas with compelling demographics. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers and best-in-class retailers that connect to their neighborhoods, communities and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed and a Standard & Poor’s (S&P) 500 Index member.

Our Core Values

At Regency Centers, we have lived our Core Values for nearly 60 years by successfully meeting our commitments to our people, our customers, our communities and our shareholders. We hold ourselves to this high standard every day. We believe our exceptional culture will continue to set Regency apart into the future through our steadfast dedication to these beliefs:

REGENCY CENTERS | 2023 PROXY STATEMENT | 1

| Proxy Summary

Excellence in Operational Performance

and Financial Management

Regency Centers strives to create value for our shareholders through our outstanding operational performance, high-quality portfolio, strong balance sheet, superior asset management and development capabilities, and an exceptional team located across more than 20 offices nationwide. During 2022, our team was able to pursue and execute value-add leasing transactions, acquisition opportunities, and development and redevelopment projects to further enhance our high-quality portfolio of over 400 properties in top trade areas around the country.

2022 Business Highlights

Operational Excellence

◾	Executed 8.2 million square feet of new and renewal leases

◾	Grew occupancy 80 basis points year-over-year to end 2022 with a same-property leased rate of 95.1%

◾	Grew shop (<10K square feet) occupancy by a record 200 basis points year-over-year to 92.0%

◾	Nearly 85% of 2022 leasing activity included embedded rent steps

Balance Sheet Stability

◾	Full availability on our $1.25 billion unsecured credit line at year-end

◾	No unsecured debt maturities until 2024

◾	Trailing 12-Month Net Debt-to-EBITDA of 5.0x at year-end(1)

◾	Maintained S&P and Moody’s investment grade credit ratings of BBB+ and Baa1, respectively, with Moody’s outlook improved from stable to positive in September 2022

Investment Activity

◾	Completed over $120 million of value-add development and redevelopment projects with over $300 million of projects in process at year-end

◾	Completed acquisitions of grocery-anchored centers totaling nearly $210 million

◾	Sold close to $180 million of non-strategic and lower-growth assets

Dividend Growth & Free Cash Flow

◾	Generated over $155 million of free cash flow after dividend and capital expenditures(1)

◾	Raised our quarterly common stock dividend by 4% in 4Q22 to $0.65 per share

◾	Dividend CAGR (compound annual growth rate) of 3.8% since 2014

2020—2022 Total Shareholder Return

Regency Outperformed Peers by 800 Basis Points

(1) See Appendix A for reconciliations of GAAP to non-GAAP measures

2 | REGENCY CENTERS | 2023 PROXY STATEMENT

Proxy Summary |

Excellence in Corporate Governance

Corporate Governance Highlights

Our Board and senior management are committed to best-in-class corporate governance. Following are highlights of our key governance practices and policies:

Board Structure and Independence

✓  Separate Chairman of the Board (Chairman) and Chief Executive Officer (CEO)

✓  Independent Lead Director

✓  9 of 11 nominated directors are independent; Audit, Compensation and Nominating and Governance Committees each entirely comprised of independent directors

✓  Executive sessions of independent directors held at every regular Board and Board committee meeting

✓  Diverse Board with four female directors and one ethnically diverse director, with female directors serving as Chairs of Audit Committee and Compensation Committee

✓  No familial relationships among Board members

✓  Limits on other board service to prevent “overboarding”

✓  Mandatory director retirement age of 75 years

Shareholder Rights

✓  Annual election of directors

✓  Majority voting for directors

✓  Annual say-on-pay advisory vote

✓  Engaged with shareholders representing approximately 72% of our common stock ownership during 2022

✓  Shareholders representing at least 10% of outstanding stock can call special meeting

✓  Proxy access: shareholders owning 3% of our stock for at least 3 years may nominate up to 25% of board members

✓  No “poison pill” in effect

Board Oversight

✓  Structured oversight of the Company’s corporate strategy and risk management

✓  Environmental, Social and Governance (ESG) strategy and initiatives and ethics and compliance program oversight by Nominating and Governance Committee

✓  Cybersecurity oversight by Audit Committee

✓  Nominating and Governance Committee oversight of political contributions (de minimis amounts in 2022)

✓  Code of Business Conduct and Ethics for directors, officers and employees

✓  Robust Board and senior management succession planning

✓  Annual self-assessment of Board and Board committee performance

Executive Compensation

✓  Annual incentives for our named executive officers (NEOs) set by the Board’s Compensation Committee based on financial results and achievement of ESG objectives

✓  Long-term incentives for NEOs largely based on relative total shareholder return (TSR)

✓  Stock ownership policy for directors and senior management

✓  Prohibition of hedging and pledging Company stock by officers and directors

✓  Annual risk assessment of executive compensation programs

✓  Clawback policy for officers

REGENCY CENTERS | 2023 PROXY STATEMENT | 3

| Proxy Summary

Our Board of Directors at a Glance

Below is an overview of some of the key attributes of our eleven nominees for election as director at the 2023 Annual Meeting of Shareholders. One of our Board members, Mr. Wattles, is retiring and will not stand for reelection. Additional information can be found in the skills matrix, Board diversity matrix and biographies for each Board member under Proposal One: Election of Directors.

* Does not include one director who joined the Board as part of the 2017 Equity One merger and resigned shortly thereafter. Includes Joseph F. Azrack, who joined the Board in 2017 and retired in 2022.

4 | REGENCY CENTERS | 2023 PROXY STATEMENT

Proxy Summary |

Excellence in Corporate Responsibility

Regency’s Core Values, including the importance that we place on corporate responsibility (which we also refer to as ESG), are at the foundation of who we are and what we do. We believe that acting responsibly is strategic to value creation for our investors, the long-term sustainability of our business, our stakeholders, and the environment. Our Corporate Responsibility program is built on four pillars—our people, our communities, ethics and governance, and environmental stewardship—and is guided by our focus on three overarching concepts: long-term value creation, the importance of maintaining our culture, and Regency’s brand and reputation.

Our Corporate Responsibility (ESG) Pillars

ESG Oversight and Alignment with Business Strategy

Our Board is responsible for the oversight of our ESG strategy, initiatives, and business alignment, and has delegated to our Nominating and Governance Committee oversight of Regency’s ESG program. Our President and CEO, Lisa Palmer, has ultimate senior management responsibility for our ESG program, including oversight of our management-led Corporate Responsibility Committee. Our Corporate Responsibility Committee comprises senior leaders from key areas of our business and is tasked with working with management’s Executive Committee to ensure that our ESG strategy and near-and long-term objectives are embedded throughout our business decisions, processes, and activities.

In 2022, the Board’s Nominating and Governance Committee was briefed regularly on our strategic sustainability initiatives, our goal-setting process, progress toward developing goals aligned with the Science Based Targets initiative (or SBTi), the Task Force on Climate-Related Financial Disclosures (TCFD), performance against metrics and targets, sustainability reporting, and the shifting landscape of ESG expectations and practices among our investors and other stakeholders.

REGENCY CENTERS | 2023 PROXY STATEMENT | 5

| Proxy Summary

ESG Highlights

Our Approach to ESG Reporting and Disclosure

With a growing demand for disclosure from many stakeholders, including our investors, Regency remains committed to robust ESG-related disclosure that is transparent and systematic. We routinely engage with our investors and ESG rating organizations to better understand their expectations and reflect on their priorities in considering and determining our planning and disclosure. In January 2022, we issued our second standalone TCFD Report and in June 2022, we issued our fifth annual Corporate Responsibility Report. Our most recent Corporate Responsibility Report was prepared in accordance with the Global Reporting Initiative or GRI standard and aligned with the United Nations Sustainable Development Goals or UNSDG, Sustainability Accounting Standards Board or SASB and TCFD frameworks. Additionally, available on our website, is our most recent EEO-1 survey. To access our Corporate Responsibility and TCFD reports, along with our other corporate responsibility reports and policies, including our strategy, goals, quantitative metrics and performance, visit our website at https://www.regencycenters.com/corporate-responsibility.

The content on our website, including our Corporate Responsibility and TCFD reports and other information related to corporate responsibility, is not incorporated by reference into this proxy statement or any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

6 | REGENCY CENTERS | 2023 PROXY STATEMENT

Proxy Summary |

Excellence in Stakeholder Engagement

Our year-round engagement with a wide variety of stakeholders supports and enhances our success as a preeminent national owner, operator and developer of predominantly grocery-anchored shopping centers located in suburban trade areas with compelling demographics.

Stakeholder Group	Engagement Approach	Topics of Discussion

Shareholders, Bondholders & Lenders

◾  Transparent information sharing throughout the year via company filings, press releases, supplemental information packages and investor presentations

◾    Actively communicated with shareholders representing approximately 72% of our common  stock ownership

◾  One-on-one and group meetings, calls and property tours with individuals and institutions

◾  Direct dialogue through quarterly earnings conference calls

◾  Interactions facilitated via industry associations and sell-side analyst conferences

◾  Conducted in-depth perception study through a third party to solicit candid insights and feedback from key members of the investment community

Company goals and strategic objectives, performance and expectations; Diversity, Equality and Inclusion (DEI); transparent disclosure; corporate governance; other ESG initiatives

Employees

◾  Employee committees and focus groups on DEI initiatives and actions, including employee resource  groups

◾  Annual engagement surveys and review of results and feedback

◾  Direct dialogue through employee review meetings, Company-wide town hall meetings and question & answer sessions with the Executive Committee

◾  Formal third-party reporting mechanisms to raise any ethical and compliance concerns

DEI; health and safety; employee satisfaction, benefits and compensation; career development and training

Co-Investment Partners	◾ Dedicated Co-Investment Portfolio management team ◾ Proactive and regular one-on-one dialogue ◾ Property tours, monthly financial calls and quarterly business calls	Property performance and expectations; ESG initiatives

Tenants

◾  Extensive tenant resources available 24 hours a day

◾  Launched a website to provide best-in-class marketing resources for the benefit of our tenants and their operations, which provides more than 40 different marketing strategies in an intuitive user experience. This is in addition to various other tools we make available to our tenants to help them be successful.

◾  Direct feedback via annual tenant survey and focus groups

◾  Intentional application of our Merchandising, Placemaking and Connecting strategies across all properties and with each individual tenant

Tenant operations; flexibility and performance; property maintenance; health and safety; sustainable building practices

Communities

◾  One-on-one dialogue with local and regional planning agencies, municipal boards, permitting authorities and community groups

◾  Direct dialogue through open houses and town halls

◾  Significant volunteer and philanthropic support

Project-specific information; community interests and needs; curated merchandising and placemaking

REGENCY CENTERS | 2023 PROXY STATEMENT | 7

| Proposal One: Election Of Directors

Proposal One: Election Of Directors

Our Articles of Incorporation provide for the number of directors to be fixed pursuant to our bylaws, subject to a minimum of three and a maximum of fifteen. As of the date of this proxy statement, our Board has twelve directors. All nominees were elected as directors by our shareholders at our 2022 Annual Meeting, with the exception of Kristin A. Campbell, who joined the Board in January 2023. Thomas G. Wattles will be retiring from the Board and will not stand for re-election this year; all other eleven directors have been nominated by our Board to stand for election at our 2023 Annual Meeting. All directors elected at our 2023 Annual Meeting will serve until our 2024 Annual Meeting and until their successors are elected and qualified.

The accompanying proxy card will be voted for the election of each of the Board’s eleven nominees, unless it includes instructions otherwise. Each nominee has consented to stand for election. If any nominee should become unavailable, which we do not currently anticipate, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by our Board or, alternatively, our Board may determine to leave the vacancy temporarily unfilled or reduce the number of directors in accordance with our bylaws.

Information about each of the nominees, including biographies, is set forth below and on the following pages.

Our Board recommends a vote “FOR” the election of each of its nominees.

Our Director Nominees

You are being asked to vote on the election of the eleven director nominees listed below. Directors are elected by a majority of votes cast. Each nominee is independent except for Mr. Stein (Executive Chairman) and Ms. Palmer (President and CEO). Upon election of these directors at the Annual Meeting, the directors shall hold the Board committee memberships and chair positions as follows:

			Committee Membership

Name and Primary Occupation	Age	Director Since	Audit	Compensation	Nominating and Governance	Investment

Bryce Blair Principal of Harborview Associates, LLC	64	2014			🌑	¶

C. Ronald Blankenship Lead Director of the Board and Director of Civeo Corporation	73	2001	🌑			🌑

Kristin A. Campbell Executive Vice President, General Counsel and Chief ESG Officer of Hilton Worldwide Holdings Inc.	61	2023		🌑	🌑

Deirdre J. Evens Executive Vice President and General Manager, IT Asset Lifecycle Management of Iron Mountain	59	2018	🌑	¶

Thomas W. Furphy Chief Executive Officer and Managing Director of Consumer Equity Partners	56	2019	🌑			🌑

Karin M. Klein Founding Partner of Bloomberg Beta	51	2019	¶		🌑

Peter D. Linneman Principal of Linneman Associates	71	2017	🌑		🌑

David P. O’Connor Managing Partner of High Rise Capital Partners, LLC	58	2011		🌑	¶

Lisa Palmer President and Chief Executive Officer of Regency Centers Corporation	55	2018				🌑

James H. Simmons, III Chief Executive Officer and Founding Partner of Asland Capital Partners	56	2021		🌑		🌑

Martin E. Stein, Jr. Executive Chairman of the Board and Former Chief Executive Officer of Regency Centers Corporation	70	1993				🌑

🌑 Member      ¶ Committee Chair           Audit Committee Financial Expert

8 | REGENCY CENTERS | 2023 PROXY STATEMENT

Proposal One: Election Of Directors |

Director Nominees Qualifications

The following skills matrix and biographies of our nominees contain information regarding each person’s qualifications, experience, self-identification, other director positions held currently or at any time during at least the last five years and information regarding involvement in certain legal or administrative proceedings, if applicable. The biographies also reflect the Board committee memberships the nominees will hold upon their election. In addition, a Board Diversity Matrix can be found on page 18. We believe that each nominee possesses the core competencies that are expected of all of our directors, namely, independence (except for Mr. Stein and Ms. Palmer), integrity, sound business judgment and the ability and willingness to represent the long-term interests of our shareholders.

SKILLS/EXPERIENCE

BUSINESS/STRATEGIC LEADERSHIP “C Suite” experience (CEO, CFO, COO or similar) or sub “C Suite” experience as division president or functional leader within a substantial organization.

REAL ESTATE/REIT

Experience in a significant organization where the ownership, operation and development of real estate is integral to the business; or knowledge and experience in issues facing real estate investment trusts.

CAPITAL MARKETS/INVESTMENTS Experience in equity, debt and capital markets, generally.

CONSUMER RETAIL Experience in a consumer driven or technology related retailer.

CORPORATE GOVERNANCE/PUBLIC BOARD

Experience serving as a public company director (other than Regency Centers) and demonstrated understanding of corporate governance standards and practices in public companies.

FINANCIAL/ACCOUNTING*

Experience as a public company senior leader with significant financial responsibilities (e.g. CEO or CFO) or able to qualify as an Audit Committee Financial Expert under SEC rules.

HUMAN CAPITAL Experience managing a large and diverse workforce with involvement in benefits, compensation and incentive planning, including Board and management succession planning.

TECHNOLOGY/CYBER Significant experience with or oversight of innovation, technology, information systems and data management.

*All of our directors are “financially literate” as defined by SEC rules.

REGENCY CENTERS | 2023 PROXY STATEMENT | 9

| Proposal One: Election Of Directors

Bryce Blair Age: 64 Director Since: 2014

Professional Experience:

Mr. Blair, a graduate of the University of New Hampshire, holds an M.B.A. from Harvard Business School. Mr. Blair serves as the principal of Harborview Associates, LLC, which holds and manages investments in various real estate properties. He serves as a director of PulteGroup, Inc., one of the largest home builders in the U.S., in which he served as Chairman from 2017 until December 31, 2022. He is a member of the Advisory Board of Navitas Capital, a venture capital firm focused on technology for the real estate sector. Mr. Blair served as Chairman, from 2017 to 2021, and director, from 2013 to 2021, of Invitation Homes, Inc. He has served as Chairman, from 2002 to 2013, and Chief Executive Officer, from 2001 to 2012, of AvalonBay Communities, Inc., a real estate investment trust focused on the development, acquisition and management of multi-family apartments. Mr. Blair also serves on the Advisory Board of the Boston College Center for Real Estate and Urban Action and the Advisory Board of Home Start, a non-profit focused on ending homelessness in the greater Boston area. He previously served on the Advisory Board of the MIT Center for Real Estate. Prior to the formation of Avalon Properties in 1993, Mr. Blair was a partner with Trammell Crow Residential. Mr. Blair also previously served as senior advisor to McKinsey and Co. and previously served as a part time faculty member at Boston College. Mr. Blair is a past Chairman of the National Association of Real Estate Investment Trusts (Nareit), where he also served on the Executive Committee and the Board of Governors. He is a past member of Urban Land Institute (ULI) where he served as a Trustee and was past Chairman of the Multi-Family Council. Mr. Blair is a past member of the Young Presidents Organization and a former member of the World Presidents Organization.

Board Committees ◾ Nominating and Governance ◾ Investment (Chair) Other public company boards ◾ PulteGroup, Inc.

Principal occupation or employment

◾  Principal of Harborview  Associates, LLC

Qualifications

Extensive experience in real estate operations, development and investment. Strong background in corporate strategy and corporate governance.

C. Ronald Blankenship Independent Lead Director Age: 73 Director Since: 2001

Professional Experience:

Mr. Blankenship, a graduate of the University of Texas, is a certified public accountant. Mr. Blankenship served as the President and Chief Executive Officer of Verde Realty from January 2009 and assumed the additional role of its Chairman from January 2012 to December 2012 until August 2013. Prior to 2009, he served in various executive and director capacities at Security Capital Group and Archstone Communities Trust. While he was with Security Capital Group, it held controlling interests in eighteen public and private real estate operating companies, eight of which were listed on the NYSE. Prior to joining Security Capital, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management Board for Trammell Crow Residential Services. Before Trammell Crow, Mr. Blankenship was the Chief Financial Officer and President of office development for Mischer Corporation, a Houston-based real estate development company. He serves as a director of Civeo Corporation, a provider of work-force accommodations. He formerly served as trustee of Prologis Trust and director of Archstone Communities Trust, BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc., CarrAmerica Realty Corporation and Macquarie Capital Partners, LLC. Mr. Blankenship serves as a director of Pacolet-Miliken Enterprises, Inc., a private investment company, Berkshire Residential Investments, a private real estate investment management company, and Merit Hill Holdings, LP, a privately held owner and operator of self-storage facilities.

Board Committees ◾ Audit ◾ Investment Other public company boards ◾ Civeo Corporation

Principal occupation or employment

◾  Former President and Chief Executive Officer of Verde Realty

Qualifications

Extensive background in real estate development, acquisitions, financing and operations. Extensive experience in public company governance, the REIT industry, strategic planning, capital allocation, human capital management and executive compensation.

10 | REGENCY CENTERS | 2023 PROXY STATEMENT

Proposal One: Election Of Directors |

Kristin A. Campbell Age: 61 Director Since: 2023

Professional Experience:

Ms. Campbell, a graduate of Arizona State University, holds a J.D. from Cornell Law School. She serves as Executive Vice President, General Counsel and Chief ESG Officer of Hilton Worldwide Holdings Inc., a global hospitality company since June 2011.(1) She leads Hilton’s global legal, compliance, government affairs and ESG functions. Prior to Hilton, Ms. Campbell was Senior Vice President, General Counsel and Corporate Secretary for Staples, Inc. from 2007 to 2011, with an overall tenure of 18 years at Staples. Prior to Staples, she worked at several law firms, including Goodwin Proctor and Rackemann, Sawyer & Brewster. Ms. Campbell has served as director of The ODP Corporation since 2016. She is a member of the Advisory Board of each of Boston University School of Hospitality Administration and LegalMation. Ms. Campbell previously served on the Advisory Board of New Perimeter.

Board Committees ◾ Compensation ◾ Nominating and Governance Other public company boards ◾ The ODP Corporation

Principal occupation or employment

◾  Executive Vice President, General Counsel and Chief ESG Officer of Hilton Worldwide Holdings Inc.

Qualifications

Extensive background in legal, compliance, ESG, retail, public company board and governance, real estate and M&A.

Deirdre J. Evens Age: 59 Director Since: 2018

Professional Experience:

Ms. Evens, a graduate of Cornell University, serves as Executive Vice President and General Manager, IT Asset Lifecycle Management of Iron Mountain, Inc.(2) Prior to that, she served as Executive Vice President and General Manager, North America, Records and Information Management of Iron Mountain. Prior to that, she served as its Chief of Operations from January 2018 to June 30, 2018 and as its Chief People Officer and Executive Vice President from July 21, 2015 to January 2018. Prior to her service with Iron Mountain, Ms. Evens served as an Executive Vice President of human resources at Clean Harbors, Inc. from 2011 to July 2015, overseeing all aspects of human resources and employee development for a global workforce of more than 13,000 employees. From 2007 to 2011, Ms. Evens served as Executive Vice President of Corporate Sales & Marketing for Clean Harbors. Prior to her service with Clean Harbors, Ms. Evens served as Senior Vice President of Member Insight at BJ’s Wholesale Club Holdings, Inc. from 2006 to 2007 and held a series of positions of increasing responsibility at Polaroid Corporation from 1986 to 2006, including her role as Senior Vice President of Strategy.

Board Committees ◾ Audit ◾ Compensation (Chair) Other public company boards ◾ None

Principal occupation or employment

◾  Executive Vice President and General Manager, IT Asset Lifecycle Management of Iron Mountain

Qualifications

Strong background in corporate strategy, global risk, addressing technological change, cyber issues, sales, general management, marketing and human capital management.

(1) Ms. Campbell has announced her retirement from Hilton and expects to formally retire by the end of the second quarter of 2023 after completion of responsibility transition to her successor.

(2) Ms. Evens has announced her retirement from Iron Mountain, which is to be effective on September 15, 2023.

REGENCY CENTERS | 2023 PROXY STATEMENT | 11

| Proposal One: Election Of Directors

Thomas W. Furphy Age: 56 Director Since: 2019

Professional Experience:

Mr. Furphy, a graduate of Hartwick College, currently serves as Chief Executive Officer and Managing Director of Consumer Equity Partners, a venture capital and venture development firm. He also serves as Chairman and Chief Executive Officer of Replenium, Inc., a private e-commerce software company. Prior to that, Mr. Furphy served as Vice President of Consumables and AmazonFresh at Amazon.com, Inc. from 2005 to 2009, where he was responsible for the underlying strategy, development and execution of the company’s grocery and health and beauty businesses. Prior to Amazon, Mr. Furphy was the founder and Chief Executive Officer of Notiva, a leading provider of web-based trade settlement software for retailers and their trading partners. Prior to Notiva, from 1991 to 1999, he held various senior management roles at Wegmans Food Markets, Inc. Mr. Furphy previously served as Chairman and Chief Executive Officer of Ideoclick, Inc., a full service ecommerce private agency. He also previously served as a board member of BevyUp, a private digital retail-selling platform, which was acquired by Nordstrom in March 2018. He previously served as a board member of Fairway Group Holdings Corp., a private parent company of Fairway Market, a grocery store operator.

Board Committees ◾ Audit ◾ Investment Other public company boards ◾ None

Principal occupation or employment

◾  Chief Executive Officer and Managing Director of Consumer Equity Partners

Qualifications

Extensive experience in retail, addressing technological change, cyber issues, marketing, finance and leadership.

Karin M. Klein Age: 51 Director Since: 2019

Professional Experience:

Ms. Klein, a graduate of the University of Pennsylvania, holds an M.B.A from the Wharton School of University of Pennsylvania. She serves as the founding partner of Bloomberg Beta, a venture capital firm which invests in technology companies that help businesses work smarter, with a focus on machine intelligence, since 2013. Prior to launching Bloomberg Beta, Ms. Klein was responsible for strategy and business development for Bloomberg L.P. from 2010 to 2013 including serving as head of new initiatives. Prior to Bloomberg, from 2000 to 2010, Ms. Klein served in various roles at Softbank Corp., a multinational telecommunications and technology company, including the role of Director of Corporate Development. Before Softbank, she also held investing and operating roles at several investment companies and co-founded a children’s education business. She serves as a director of Paramount Group, Inc., and formerly served as a member of the Board of Trustees of Harvey Mudd College.

Board Committees ◾ Audit (Chair) ◾ Nominating and Governance Other public company boards ◾ Paramount Group, Inc.

Principal occupation or employment

◾  Founding Partner of Bloomberg Beta

Qualifications

Extensive experience in media, addressing technological change, cyber issues, investments, finance, accounting, strategy and leadership.

12 | REGENCY CENTERS | 2023 PROXY STATEMENT

Proposal One: Election Of Directors |

Peter D. Linneman Age: 71 Director Since: 2017

Professional Experience:

Dr. Linneman holds both an M.A. and a doctorate degree in economics from the University of Chicago. He served on the Board of Equity One, Inc. from 2000 until its merger with Regency in 2017. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and affiliated entities. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the Wharton School of University of Pennsylvania and is currently an Emeritus Albert Sussman Professor of Real Estate. He serves as an independent director of AG Mortgage Investment Trust, Inc., Paramount Group, Inc., and Equity Commonwealth. Dr. Linneman served as a director of Bedford Property Investors, Inc., Atrium European Real Estate Ltd. and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. He was also Chairman of Rockefeller Center Properties Inc.

Board Committees ◾ Audit ◾ Nominating and Governance Other public company boards ◾ AG Mortgage Investment Trust, Inc. ◾ Paramount Group, Inc. ◾ Equity Commonwealth

Principal occupation or employment

◾  Principal of Linneman Associates and affiliated entities

Qualifications

Extensive experience in financial and business advisory services and investment activity, with a specialty in real estate. Experience as a member of numerous public and private boards, including many real estate companies.

David P. O’Connor Age: 58 Director Since: 2011

Professional Experience:

Mr. O’Connor, a graduate of the Carroll School of Management at Boston College, holds an M.S. degree in real estate from New York University. Mr. O’Connor serves as managing partner of High Rise Capital Partners, LLC and non-executive Co-Chairman of HighBrook Investment Management, LP, a real estate private equity firm. He was the co-founder and senior managing partner of High Rise Capital Management, L.P., a real estate securities hedge fund manager which managed several funds from 2001 to 2011. Mr. O’Connor serves as director of Prologis, Inc., a global leader in industrial real estate, and served as director of Paramount Group, Inc., an owner-operator and manager of high-quality office properties from November 2014 to June 2018. From 1994 to 2000, he was principal, co-portfolio manager and Investment Committee member of European Investors, Inc., a large dedicated REIT investor. He serves on the Board of Trustees of Boston College, the Investment Committees of endowments for Boston College and Columbia University (Teacher’s College) and serves on the Executive Committee of the Zell/Lurie Real Estate Center at the Wharton School of University of Pennsylvania. Mr. O’Connor also serves as a national trustee of PGA REACH, the charitable foundation of the PGA of America. He is a frequent speaker at REIT investment forums and conferences and has served as an adjunct instructor of real estate at New York University.

Board Committees ◾ Compensation ◾ Nominating and Governance (Chair) Other public company boards ◾ Prologis, Inc.

Principal occupation or employment

◾  Managing Partner of High Rise Capital Partners, LLC and Non-Executive Co-Chairman of HighBrook Investment Management, LP

Qualifications

Extensive experience as a successful real estate securities investor, as well as hedge fund manager. Strong background and experience in real estate securities and capital markets.

REGENCY CENTERS | 2023 PROXY STATEMENT | 13

| Proposal One: Election Of Directors

Lisa Palmer Age: 55 Director Since: 2018

Professional Experience:

Ms. Palmer, a graduate of the University of Virginia, holds an M.B.A. from the Wharton School of the University of Pennsylvania. Ms. Palmer became our Chief Executive Officer on January 1, 2020, and has served as our President since January 1, 2016 to date. Previously, she served as our Chief Financial Officer from January 2013 to August 12, 2019. Prior to that, she served as Senior Vice President of Capital Markets from 2003 until 2013. She served as Senior Manager of Investment Services in 1996 and assumed the role of Vice President of Capital Markets in 1999. Prior to joining our Company, Ms. Palmer worked with Accenture plc, formerly Andersen Consulting Strategic Services, as a consultant and financial analyst for General Electric Company. She serves as a director of the Jacksonville Branch of the Federal Reserve Bank of Atlanta and Brooks Rehabilitation, a private healthcare organization. She currently serves as Chair of United Way of Northeast Florida, Chair of Nareit, a member of ULI, and a member of the International Council of Shopping Centers (ICSC). She previously served as a director of ESH Hospitality, Inc., a subsidiary of Extended Stay America, Inc.

Board Committees ◾ Investment Other public company boards ◾ None

Principal occupation or employment

◾  Our Chief Executive Officer since January 1, 2020 and President since January 1, 2016

Qualifications

Extensive knowledge of the shopping center and real estate industries along with finance and capital markets, operations, public board strategy and governance.

James H. Simmons, III Age: 56 Director Since: 2021

Professional Experience:

Mr. Simmons, a graduate of Princeton University, holds an M.S. from Virginia Tech and an M.B.A. from Northwestern University. Mr. Simmons currently serves as Chief Executive Officer and Founding Partner of Asland Capital Partners, an institutional investment management platform, serving as head of the investment committee with responsibility for the strategic direction and investment strategy of the firm. Prior to Asland, Mr. Simmons served as a Partner at Ares Management Corporation, a global alternative investment manager, from 2013 to 2018. He also served as a Partner at Apollo Real Estate Advisors L.P. from 2002 to 2013. Prior to Apollo, Mr. Simmons served as Chief Executive Officer and Chief Investment Officer of the Upper Manhattan Empowerment Zone Development Corporation. He previously served as a director of Apollo Strategic Growth Capital (NYSE: APSG). He is currently a member of Princeton University National Annual Giving Committee, a member of the Princeton University President’s Advisory Council, vice-chair of the Real Estate Executive Council, and as a director of the Greater Jamaica Development Corporation.

Board Committees ◾ Compensation ◾ Investment Other public company boards ◾ None

Principal occupation or employment

◾  Chief Executive Officer and Founding Partner of Asland Capital Partners

Qualifications

Extensive knowledge of and experience in real estate development, transactions and operations. Strong experience in finance, marketing, strategy and leadership.

14 | REGENCY CENTERS | 2023 PROXY STATEMENT

Proposal One: Election Of Directors | |

Martin E. Stein, Jr. Executive Chairman Age: 70 Director Since: 1993

Professional Experience:

Mr. Stein, a graduate of Washington and Lee University, holds an M.B.A. from Dartmouth College’s Tuck School of Business. Mr. Stein has been our Executive Chairman of the Board since January 1, 2020, having served as a director of the Board since 1993 and its Chairman since 1998. Mr. Stein served as Chief Executive Officer from our initial public offering in 1993 until December 31, 2019. He was our President and Chief Executive Officer from 1993 until 1998 and President of our predecessor real estate division beginning in 1981 and Vice President from 1976 to 1981. He is a director of FRP Holdings, Inc., a publicly held real estate company. He served as past Chairman of Nareit, and is a member of ULI, ICSC and the Real Estate Roundtable. Mr. Stein is a former trustee of Washington and Lee University and ULI.

Board Committees ◾ Investment Other public company boards ◾ FRP Holdings, Inc.

Principal occupation or employment

◾  Our Executive Chairman of the Board

Qualifications

Extensive experience in real estate development, acquisitions, financing and operations. Strong knowledge of the REIT industry, strategic planning, capital allocation, people management and executive compensation.

REGENCY CENTERS | 2023 PROXY STATEMENT | 15

| Corporate Governance

Corporate Governance

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines (CGGs), which describe the Board’s responsibility for oversight of the business and affairs of the Company as well as guidelines for determining director independence and consideration of potential nominees to the Board. Our CGGs are found on the Company’s website at https://investors.regencycenters.com. Our Board, directly and through its Nominating and Governance Committee, regularly reviews developments and best practices in corporate governance and makes modification to the CGGs, committee charters and other key governance documents, policies and practices as necessary or desirable.

Director Independence

Our Board has determined that nine of its eleven nominees for director (Bryce Blair, C. Ronald Blankenship, Kristin A. Campbell, Deirdre J. Evens, Thomas W. Furphy, Karin M. Klein, Peter D. Linneman, David P. O’Connor, and James H. Simmons, III), or 82%, are “independent” as defined by applicable Nasdaq Stock Market listing requirements. The Board annually reviews all commercial and charitable relationships of directors and determines whether directors meet these applicable independence tests. To assist in making these determinations, the Board has adopted a set of independence standards, which are set forth in the Company’s CGGs, which meet or exceed the Nasdaq Stock Market listing requirements.

Board Leadership Structure

The roles of Executive Chairman of the Board and Chief Executive Officer are currently separate. Our Board does not have a formal policy on whether the same person should serve in both roles at the same time and believes that it is prudent to have the flexibility to periodically determine the leadership structure that it believes is in the best interest of the Company and its shareholders.

Since January 1, 2020, Mr. Stein has served as Executive Chairman of the Board given his extensive history with the Company and vast knowledge of the real estate industry. Ms. Palmer serves as Chief Executive Officer and as a member of the Board. Pursuant to the CGGs, if the Chairman is also an employee of the Company (as Mr. Stein is, as Executive Chairman), the Board shall elect an independent Lead Director. Mr. Blankenship was first elected Lead Director in 2019 and has been re-elected each year since then.

Role of Independent Lead Director

The independent Lead Director serves as the principal liaison between the Executive Chairman of the Board and the independent directors, presides at the executive sessions of independent directors at each Board meeting and other meetings of independent directors, helps lead the annual performance evaluation of the Executive Chairman and the Chief Executive Officer, and performs such other duties as may be assigned or requested by the Board. Both the Executive Chairman and the Chief Executive Officer consult routinely with the independent Lead Director on board agendas, substantive board issues and on strategic and significant business issues facing the Company.

See “Shareholder Proposals and Communications with the Board of Directors” for information on how to communicate with Mr. Blankenship or any of the other independent directors.

16 | REGENCY CENTERS | 2023 PROXY STATEMENT

Corporate Governance |

Meetings of Board of Directors

Our Board held five regular meetings during 2022. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 2022.

Directors are encouraged to attend each Annual Meeting of Shareholders. However, we do not have a formal policy requiring their attendance. All of our directors elected at the 2022 Annual Meeting were present during the 2022 Annual Meeting.

All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 2022.

Executive Sessions of Independent Directors

The independent directors hold regularly scheduled executive sessions of the Board and its committees without senior management or the non-independent directors present. These executive sessions are chaired by the independent Lead Director (at Board meetings) or by the committee chairs (at committee meetings), each of whom are independent directors. The independent directors met in executive session at all of the regularly scheduled Board and committee meetings held in 2022.

Board Membership

The Nominating and Governance Committee assists the Board in establishing criteria and qualifications for potential Board members. The committee identifies individuals who meet such criteria and qualifications to become Board members and recommends to the Board such individuals as potential nominees for election to the Board.

In addition, after consideration of the skills matrix set forth on page 9, diversity matrix on page 18 and other needs of the Board, the committee seeks competencies, attributes, skills and experience that will complement and enhance the Board’s existing make-up, while taking into account expected retirements, to best facilitate Board succession, transition and effectiveness. The committee evaluates each individual in the context of the Board as a whole, to recommend a group that can best continue the success of our Company.

Directors may not be nominated or stand for re-election after reaching age 75, unless the Board elects to waive this limitation.

Succession Planning, Board Refreshment and Diversity

The mix of skills, experiences, backgrounds, tenures and competencies, as well as the continuity of our Board, has been integral over time to the success of our Company. To ensure that this mix is maintained and enhanced, our Board has established a succession planning process. A review of the Board succession plan is part of the annual agendas of both the Nominating and Governance Committee and the full Board.

Our Nominating and Governance Committee evaluates the specific personal and professional attributes of each director candidate versus those of existing Board members to ensure diversity of competencies, experience, personal history and background, thought, skills and expertise across the full Board. While our Nominating and Governance Committee has not adopted a formal diversity policy in connection with the evaluation of director candidates or the selection of nominees, active and intentional consideration is also given to diversity in terms of gender, ethnic background, age and other similar attributes that could contribute to Board perspective and effectiveness. With the recent addition of Ms. Campbell in early 2023, our Board currently has four female directors (36%), and one ethnically diverse director, for an aggregate representation of diversity on our Board of approximately 45%.

The Nominating and Governance Committee also continually assesses diversity through its annual succession plan review, annual evaluation of Board structure and composition, and annual Board and committee performance self-assessment process. The committee and the Board believe that fostering Board diversity best serves the needs of the Company and the interests of its shareholders, and it is one of the key factors considered when identifying individuals for Board membership. We believe that diversity with respect to gender, ethnicity, tenure, experience and expertise is important to provide both fresh perspectives and deep experience and knowledge of the Company.

REGENCY CENTERS | 2023 PROXY STATEMENT | 17

| Corporate Governance

Over the past several years, the Board has significantly refreshed itself, reflecting a balanced and diverse group of skilled, experienced directors with varied perspectives and backgrounds, as reflected on the skills matrix, diversity matrix and nominee biographies. The Board’s 2022 succession plan reflects the same objectives. Accomplishments of the Board’s succession planning process since 2017 include:

Increased gender diversity, with four women currently on the Board. Currently, one serves as our CEO, one serves as Chair of the Audit Committee and one serves as Chair of the Compensation Committee.

Ethnic diversity, by appointing an ethnically diverse director in 2021.

Reduced average Board tenure from 11 years in 2017 to 9 years currently. The average tenure of our independent directors is 7 years. Since 2017, six long-tenured directors have retired and eight new directors have joined the Board. 55% of our nominated directors (6 of 11) have five or fewer years of Board tenure.

Reduced average age of directors to 61 years.

Separated the roles of Chairman and CEO in 2020.

Brought new experience to the Board, including expertise in retail, human capital, ESG and technology/cyber risk.

Board Diversity Matrix (as of March 22, 2023)*

The table below reflects certain diversity information based on self-identification by each director.

Board Size:

Total Number of Directors	12
Gender:	Female	Male	Non-Binary	Did not Disclose

Number of directors based on gender identity	4	7	0	1

Demographic Background:

African American or Black	0	1	0	0

Alaskan Native or American Indian	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	4	6	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	1

* Our Company added one white female director and one white male director retired since our last Board Diversity Matrix (reported in our 2022 Proxy Statement).

18 | REGENCY CENTERS | 2023 PROXY STATEMENT

Corporate Governance |

Director Nominee Selection Process

Our Nominating and Governance Committee solicits input regarding potential candidates from a variety of sources, including existing directors, senior management and shareholders. From time to time, we have used an executive search firm, especially when helpful in identifying new or different pools of talent for our Board. For example, our Board engaged an executive search firm in 2021 and 2022 to assist our Company in the successful recruitment of two highly experienced and diverse candidates for our Board, which led to the appointment of Mr. Simmons and Ms. Campbell. Through these and other means, the Board has refreshed itself by selecting directors who will be additive to the overall mix of talent, experience and expertise on the Board. The committee evaluates potential candidates based on a variety of factors and also arranges personal interviews by one or more committee members, other Board members and senior management, where appropriate.

Director Candidate Nominations through Proxy Access

Our bylaws make proxy access available to our shareholders. Under this process, a shareholder or group of up to 20 shareholders who have owned shares of our common stock equal to at least 3% of the aggregate of our issued and outstanding shares continuously for at least three years may seek to include director nominees in our proxy materials at our Annual Meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then on the Board, with such number to be reduced by the number of individuals that the Board nominates for re-election who were previously elected based upon a nomination pursuant to proxy access or other shareholder nomination or proposal. To be eligible to use proxy access, such shareholders must satisfy other eligibility, procedure and disclosure requirements set forth in our bylaws.

REGENCY CENTERS | 2023 PROXY STATEMENT | 19

| Corporate Governance

Limits on Board Service

Our Board does not allow “overboarding”, which refers to a director serving on an excessive number of public company boards. Excessive board commitments can lead to a director being unable to appropriately fulfill his or her duties to the Company and its shareholders. Our CGGs limit the number of boards on which our directors and officers can serve, and further provide that no more than two active Regency executives may serve on our Board at any time. Our CGGs provide for the following limitations:

Position	Maximum Number of Public Company Boards*

Independent director holding full-time executive position with another company	2

Independent director who is not a full-time executive	4

Regency officer	2**

* Maximum number includes service on Regency’s Board.

** Notwithstanding anything to the contrary, no Regency officer may serve on more than one outside public company Board unless a specific exception is made by the Board.

Board Self-Assessment and Evaluation

Annual self-evaluation and assessment of Board performance helps ensure that our Board and its committees function effectively and in the best interest of our shareholders. This process also promotes good governance and helps set expectations about the relationship and interaction of and between our Board and management. Our Board’s annual self-evaluation and assessment process, which is overseen by our independent Lead Director and Chair of our Nominating and Governance Committee, is reviewed and reconsidered annually and is currently structured and carried out as follows:

20 | REGENCY CENTERS | 2023 PROXY STATEMENT

Corporate Governance |

Risk Oversight

Our Board actively oversees material risks that could impact the Company. This oversight is conducted both directly by management and through Board committees. Our Board satisfies its responsibility through receiving reports by each committee chair after each meeting regarding the applicable committee’s considerations and actions, as well as through regular reports directly from officers and management level committees responsible for oversight of particular risks within the Company.

Board of Directors
Oversees the Company’s most significant risks and ensures that management responds with appropriate strategic and tactical mitigation plans.

Board Committees

AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE	INVESTMENT
◾ Has primary responsibility for overseeing financial statements integrity and financial risk for the Company. ◾ Oversees cybersecurity risk.	◾ Oversees risk associated with our executive compensation programs, policies and practices.	◾ Oversees corporate governance risk. ◾ Oversees ethics and compliance program. ◾ Oversees corporate responsibility program and ESG initiatives. ◾ Oversees political contributions risk.	◾ Oversees risks associated with capital allocation. ◾ Oversees risks associated with real estate investments, developments and redevelopments.

Management Committees

Executive Committee

◾  Currently consists of our President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; Executive Vice President of National Property Operations and East Region President; and Executive Vice President and West Region President.

◾  Receives frequent reporting from each of the management committees listed below, which each evaluate and work to mitigate specific areas of risk.

◾  Provides quarterly updates to the full Board and/or appropriate Board committee, either directly or through its management committees, concerning the strategic, operational and emerging risks to the Company’s ability to achieve its strategic and operational goals and initiatives, along with updates regarding the mitigation activities underway to address the risks.

Real Estate Committee	Management Committee
Oversees real estate portfolio and investment risk.	Oversees corporate enterprise and operational risk.

BUSINESS CONTINUITY	CORPORATE RESPONSIBILITY	CYBER RISK	COMPLIANCE	DISCLOSURE
Develops and executes strategies and processes to assess risk and to recover operations, data and full functionality after any extended unplanned business interruption.	Assesses ESG-related risks and leads the initiatives of the Company’s corporate responsibility program.	Assesses and mitigates the risks posed by cybersecurity incidents and cyber-attacks impacting the Company’s data and information systems.	Oversees risk associated with the Company’s ethics and compliance program.	Assesses and mitigates risk associated with the Company’s financial controls and disclosures.

REGENCY CENTERS | 2023 PROXY STATEMENT | 21

| Corporate Governance

Standing Committees

Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Investment Committee, each as described below. Members of these committees are elected annually by our Board of Directors. The charters for each of these committees are available on our website at www.regencycenters.com.

Audit Committee

MEMBERS	KEY RESPONSIBILITIES

Karin M. Klein*, CHAIR

C. Ronald Blankenship*

Deirdre J. Evens*

Thomas J. Furphy*

Peter D. Linneman*

The Board has determined that each member of the Audit Committee is independent as defined under the applicable Nasdaq Stock Market listing requirements and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

◾ Assists the Board in its oversight of:

◾ the integrity of our financial statements

◾ our accounting and reporting processes and controls

◾ REIT and other tax compliance

◾ our internal audit functions, and

◾ our insurance programs

◾ Reviews the independence and performance of our internal and independent external accountants

◾ Has the ultimate authority and responsibility to select, evaluate, terminate and replace our independent registered public accounting firm

◾ Approves the Audit Committee Report as shown on page 54. The report further details the Audit Committee’s responsibilities, and

◾ Oversees the Company’s cybersecurity program and initiatives (see below)

The committee met eight times in 2022	Cybersecurity Governance Highlights

* Audit Committee Financial Experts: Our Board has determined that each member of the Audit Committee qualifies as an “Audit Committee financial expert” as defined by the rules of the SEC. In accordance with our CGGs, no member of the Audit Committee serves on the Audit Committee of more than three public companies.

✓  Management’s Cyber Risk Committee reports to the Board’s Audit Committee quarterly, including reports on any significant cyber breaches (no such breach reported in the past three years)

✓  Utilize NIST cybersecurity framework to identify risk gaps

✓  Robust monitoring of external and internal threats

✓  Validation and testing by internal personnel and third parties, including annual penetration tests and third-party cyber assessments

✓  Extensive Cyber Risk Management and Data Breach Preparedness Policy

✓  Cyber insurance procured by the Company

Compensation Committee

MEMBERS	KEY RESPONSIBILITIES

Deirdre J. Evens, CHAIR

Kristin A. Campbell

David P. O’Connor

James H. Simmons, III

The Board has determined that each member of the Compensation Committee is independent as defined under the applicable Nasdaq Stock Market listing requirements and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

◾ Establishes and oversees our executive compensation and benefits programs

◾ Reviews and approves all compensation of named executive officers

◾ Sets the criteria for awards under incentive compensation plans and determines whether such criteria has been met

◾ Oversees matters relating to the Company’s long-term incentive plans and

◾ Reviews and recommends to the Board the compensation of our non-employee directors, Executive Chairman and CEO

The committee met five times in 2022	The committee retained Semler Brossy as its independent compensation consultant.

22 | REGENCY CENTERS | 2023 PROXY STATEMENT

Corporate Governance |

Nominating and Governance Committee

MEMBERS	KEY RESPONSIBILITIES

David P. O’Connor, CHAIR

Bryce Blair

Kristin A. Campbell

Karin M. Klein

Peter D. Linneman

The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the Nasdaq Stock Market.

◾ Establishes sound corporate governance in compliance with applicable regulatory requirements and best practices

◾ Oversees the Company’s strategies related to corporate responsibility, specifically ESG matters

◾ Assists our Board in establishing criteria and qualifications for potential Board members

◾ Identifies and recruits high quality individuals to become members of our Board and recommends director nominees to the Board

◾ Leads the Board in its annual assessment of the Board’s performance

◾ Reviews committee membership and recommends nominees for each committee of the Board

◾ Oversees the Company’s ethics and compliance program, and

◾ Oversees the Company’s political activities, including any political spending

The committee met five times in 2022

Investment Committee

MEMBERS	KEY RESPONSIBILITIES
Bryce Blair, CHAIR C. Ronald Blankenship Thomas W. Furphy Lisa Palmer James H. Simmons, III Martin E. Stein, Jr.

◾ Oversees and approves strategy relating to capital allocation and investment for redevelopments and new developments

◾ Approves investment guidelines for management

◾ Oversees acquisition and disposition strategy and programs, and

◾ Reviews the financial performance of developments, redevelopments and other similar investments

The committee met five times in 2022

Executive Committee

Under the CGGs, our Board has also established an Executive Committee, to meet when necessary or desirable to handle ministerial matters under applicable law and Nasdaq Stock Market listing requirements. The Executive Committee includes the Executive Chairman and any two other directors who qualify as independent, as defined by the Nasdaq Stock Market listing requirements. If the Executive Chairman is unavailable, the President and Chief Executive Officer would serve in his place. This committee did not meet in 2022.

Code of Business Conduct and Ethics

Our Board, through delegation to its Nominating and Governance Committee, oversees the substance of and compliance with our code of business conduct and ethics for our directors, officers and employees. It is available on our website at https://investors.regencycenters.com.

REGENCY CENTERS | 2023 PROXY STATEMENT | 23

| Related Party Transactions

Related Party Transactions

Our Board has adopted written policies and procedures for the review and, if appropriate, approval of related party transactions by the Nominating and Governance Committee. Our policy defines a Related Party to include any director, executive officer or person owning more than five percent of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A Related Party Transaction is defined as a transaction, arrangement or relationship in which the Company is a participant, if the amount involved exceeds $120,000 and a Related Party has or will have a direct or indirect material interest.

Related Party Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with an entity with which a Regency director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the entity’s total annual revenues.

Criteria for the Nominating and Governance Committee’s approval or ratification of a Related Party Transaction include, in addition to factors that the committee otherwise deems appropriate under the circumstances:

◾	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

◾

in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under Nasdaq Stock Market listing requirements or (2) from serving on the Audit Committee, Compensation Committee or Nominating and Governance Committee under Nasdaq Stock Market and other regulatory requirements.

During 2022 there were no related party transactions required to be disclosed under SEC rules.

24 | REGENCY CENTERS | 2023 PROXY STATEMENT

Compensation of Directors |

Compensation of Directors

Non-employee directors are compensated for their service on our Board as shown below. Directors who are employees of the Company receive no additional compensation for serving as directors.

Elements of 2022 Non-Employee Director Compensation

Annual cash retainer:	$75,000

Additional annual cash retainer for:

Lead Director	$35,000

Chair of Audit Committee and Chair of Investment Committee	$20,000

Chair of Compensation Committee and Chair of Nominating and Governance Committee	$15,000

Members of Audit Committee and members of Investment Committee (except Chairs)	$15,000

Members of Compensation Committee and members of Nominating and Governance Committee (except Chairs)	$10,000

Annual stock rights award	$125,000

Additional stock rights award for Lead Director	$10,000

We pay director retainers quarterly, in cash or, at the election of each director, in shares of our common stock issued under our Omnibus Incentive Plan which are valued based on the average closing price of our common stock during the quarter in which the fees are earned. Directors may also defer their retainers, at their election, under our non-qualified deferred compensation plan. We grant director stock rights awards immediately following each annual meeting of shareholders. Stock rights vest 100% on the first anniversary date of grant.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2022*

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Joseph F. Azrack(3)	$39,437	$0	$39,437

Bryce Blair	$118,365	$125,064	$243,429

C. Ronald Blankenship	$140,000	$135,044	$275,044

Deirdre J. Evens	$115,000	$125,064	$240,064

Thomas W. Furphy	$100,000	$125,064	$225,064

Karin M. Klein	$100,000	$125,064	$225,064

Peter D. Linneman	$100,000	$125,064	$225,064

David P. O’Connor	$105,096	$125,064	$230,160

James H. Simmons, III	$100,000	$125,064	$225,064

Thomas G. Wattles	$125,000	$125,064	$250,064

* Ms. Campbell is not included in this table, as she joined our Board on January 15, 2023 and, therefore, received no compensation for 2022.

(1) In 2022, the following directors elected to receive certain of their directors’ fees in the form of shares of our common stock in lieu of cash:

Name	Number of Shares Issued In Lieu of Director Fees

C. Ronald Blankenship	2,170

Deirdre Evens	1,783

Karin M. Klein	1,550

Peter D. Linneman	1,550

(2) The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) which was $68.83 per share on April 29, 2022.

(3) Mr. Azrack served as a director until our Annual Shareholder Meeting on April 29, 2022.

REGENCY CENTERS | 2023 PROXY STATEMENT | 25

| Proposal Two: Advisory Vote on Frequency of Advisory Votes on Executive Compensation

Proposal Two: Advisory Vote on Frequency of Shareholder Votes on the Company’s Executive Compensation

Under SEC rules implemented in connection with the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), we are required to seek a shareholder advisory vote on executive compensation (commonly referred to as “say-on-pay”). Not less frequently than every six years, under these rules we are also required to seek a non-binding, shareholder advisory vote on how often to hold the say-on-pay vote – every year, every two years or every three years. Our board has concluded that providing shareholders with an advisory vote on our executive compensation every year will enhance shareholder communication by providing direct annual feedback on investor sentiment about our executive compensation philosophy, policies, and procedures.

Our board values and encourages constructive dialogue on compensation and other important governance topics with our shareholders. We believe that both the Company and shareholders benefit from transparent corporate governance policies and constructive and consistent dialogue. Annual say-on-pay votes should help further these objectives with respect to our executive compensation policies and practices.

You may vote for your preferred voting frequency by choosing the option of every year, every two years, or every three years, or you may abstain from voting.

The option of every year, every two years or every three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on our executive compensation that has been selected by shareholders. However, because the vote is advisory and not binding on our Board or Regency in any way, our Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on our executive compensation more or less frequently than the option approved by shareholders.

We currently hold our advisory say-on-pay vote annually. Shareholders have an opportunity to cast an advisory vote on the frequency of the say-on-pay vote at least every six years (including this year), and the next advisory vote on the frequency of the say-on-pay vote is expected to be held at our 2029 Annual Meeting of Shareholders.

Our Board recommends a vote for approval for a shareholder advisory vote on the Company’s executive compensation “EVERY YEAR”.

26 | REGENCY CENTERS | 2023 PROXY STATEMENT

Proposal Three: Advisory Approval of the Company’s Executive Compensation |

Proposal Three: Advisory Approval of the Company’s Executive Compensation

The Compensation Committee of our Board designs our executive compensation programs to attract, motivate and retain executives who are capable of leading our Company to achievement of our key financial and strategic goals, to be competitive with comparable employers, and to align the interests of management with those of our shareholders.

We encourage you to closely review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, where we provide more detail on our compensation programs in general and specifically for 2022.

We continually seek to refine our executive compensation programs and policies consistent with evolving best governance practices in our industry and our Company’s business strategy. We believe that compensation actually received by our executives reflects our goal of aligning the interests of management with those of shareholders.

The following highlights reflect our commitment to pay for performance and maintain a strong executive compensation governance framework.

Executive Compensation Highlights

WHAT WE DO	WHAT WE DO NOT DO

Link compensation to the creation of shareholder value by our pay-for-performance philosophy	Provide excise tax gross-ups

Design our incentive programs for our NEOs to be largely performance-based	Maintain compensation programs that encourage unreasonable risk taking

Include ESG performance metrics in our annual incentive program	Pay significant or excessive perquisites

Cap our annual and long-term incentive payouts	Have single triggers in the event of a change of control

Pay dividends earned on performance shares only after the performance shares are earned and vested	Allow hedging or pledging of company stock

Review our peer group annually

Perform an annual risk assessment of our compensation programs

Use an independent compensation consultant

Have severance agreements but not employment agreements

Have a robust stock ownership policy

Have an expansive compensation clawback policy

As required by Section 951 of Dodd-Frank and related SEC rules, you are being asked to approve an advisory resolution on the compensation of our named executive officers. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2022 compensation program and policies for our named executive officers as disclosed in this proxy statement. Although this advisory vote is non-binding, our Board and Compensation Committee will review the voting results and take them into account when considering future executive compensation arrangements.

Our Board recommends a vote “FOR” approval, on an advisory basis, of the 2022 compensation of the Company’s named executive officers as described in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

REGENCY CENTERS | 2023 PROXY STATEMENT | 27

| Compensation Discussion and Analysis

Compensation Discussion and Analysis

Letter from Our Compensation Committee Chair

On behalf of the Compensation Committee of the Board of Directors of Regency Centers, I am pleased to present an overview of the Company’s compensation programs and the performance-based pay of our Named Executive Officers (NEOs) for their performance in 2022.

2022 was a strong year for Regency Centers despite a challenging macroeconomic environment. Led by our talented executives, the Regency Centers team drove very robust new leasing and renewal activity. Same Property Net Operating Income (Same Property NOI) exclusive of COVID-related collections grew by 6.3%, driven by significant growth in new lease rents, year-end 2022 same property leased rates back to pre-COVID levels, shop space leasing rates at all-time highs and lease renewal percentages above historic levels. At the same time, the Company continued to strengthen its balance sheet and liquidity while also growing its active development and redevelopment pipelines. This success allowed Regency Centers shareholders to enjoy a 4% growth in the dividend in the fourth quarter of 2022. The pace of our progress in recovering from the pandemic is a testament to the strength of the Company’s property portfolio and the extraordinary efforts and resiliency of our employees.

The Compensation Committee remains focused on aligning the interests of our executive team with the interests of our shareholders by tying their short- and long-term incentive compensation opportunities to the achievement of specific financial and strategic goals. Our executive compensation programs are designed such that performance-based pay constitutes a significant majority of their total potential compensation. We strive to establish rigorous financial and non-financial targets to reward the achievement of both short-term and long-term performance success, as well as to retain, develop and motivate our key talent.

We have historically focused on Core Operating Earnings per Share as the key financial metric by which to measure the performance of our executives. We believe it represents the best measure of operating and financial performance, with the most significant component of COE being Same Property NOI. However, for 2022, management and the Compensation Committee agreed that management should not unduly benefit from Same Property NOI (and, hence, Core Operating Earnings) that directly resulted from the impacts of COVID-related collections and prior period recoveries. As such, in 2022 the Committee focused on Adjusted Core Operating Earnings per Share and Adjusted Same Property NOI, which stripped out COVID-related collections and prior period recoveries impacts from the short-term incentive calculation.

Due to management’s strong outperformance in 2022, these adjusted metrics would have resulted in a payout for three of our NEOs at about 1.7 times target. However, with management’s support, the committee exercised its discretion to adjust the calculation of Adjusted Core Operating Earnings downward to account for certain favorable, non-recurring, non-operational variances. As a result, the 1.7 times payout multiple was reduced to 1.4 times. This multiple still reflected the meaningful outperformance by the Company against the objectives set by the committee and as discussed in more detail in the following Compensation, Discussion and Analysis (CD&A).

In addition, the Compensation Committee continued to emphasize corporate responsibility (ESG) as the key non-financial performance metric. The committee regularly reviews progress against management’s ESG objectives, which was measured both qualitatively and quantitatively, and determined that the executive team outperformed in this area as well.

As a committee, we approached our work in 2022 with the same robust governance and oversight we have always applied to our compensation programs. We will continue to closely monitor our executive compensation programs, and balance our objective to incent, motivate and retain our NEOs while doing our best to align outcomes with those of our shareholders. Our overarching objective is that our compensation programs drive the behaviors and results the Board expects and that are in the best interests of our shareholders.

I encourage all shareholders to read our CD&A. It provides an overview of our executive compensation programs and the underlying philosophy used to develop them, as well as more about the 2022 objectives the Committee set for our executive team.

We appreciate the trust you have placed in us and thank you for your investment in Regency Centers.

Sincerely,

Deirdre J. Evens

Chair of Compensation Committee

28 | REGENCY CENTERS | 2023 PROXY STATEMENT

Compensation Discussion and Analysis |

Our Named Executive Officers

Martin E. Stein, Jr. Executive Chairman of the Board	Lisa Palmer President and Chief Executive Officer	Michael J. Mas Executive Vice President, Chief Financial Officer	Alan T. Roth Executive Vice President, National Property Operations and East Region President

For information with respect to Mr. Stein and Ms. Palmer, please refer to Proposal 1: Election of Directors in this proxy statement.

Michael J. Mas, age 47, has been our Executive Vice President, Chief Financial Officer since August 12, 2019. Prior to that, Mr. Mas served as Managing Director of Finance since February 2017. He served as Senior Vice President of Capital Markets from January 2013 to January 2017. Prior to that, Mr. Mas served as Vice President of Capital Markets and JV Portfolio Management from December 2004 to December 2012. Before joining our Company in 2003, he worked with Deloitte & Touche LLP as Manager for Assurance and Advisory services, supervising professional accountants providing client services in Southeast Florida. Mr. Mas holds a Bachelor of Business Administration from the University of North Florida and a M.B.A. from Florida Atlantic University. He is a member of ICSC and Nareit.

Alan T. Roth, age 48, has been our Executive Vice President, National Property Operations and East Region President since January 1, 2023. Prior to that, Mr. Roth served as Senior Managing Director, Northeast and Southeast Regions from September 2020 to December 31, 2022. Prior to that, Mr. Roth served as Managing Director Northeast Region from January 2016 to September 2020. Prior to that, he served as Senior Vice President and Senior Market Officer of the Mid-Atlantic and Northeast Portfolio, prior to which Mr. Roth held the position of Vice President and Regional Officer. Before joining our Company as a leasing agent in 1997, Mr. Roth handled tenant representation, shopping center leasing and land sales for Midland Development Group. Mr. Roth holds a Bachelor of Science from Kelley School of Business at Indiana University. He is a member of ICSC, serves on the Planning Committee for ICSC Open Air Conference and is a member of Nareit.

James D. Thompson (not pictured) was our Executive Vice President, Chief Operating Officer from August 12, 2019 until his retirement from the Company effective on December 31, 2022. Prior to that, Mr. Thompson served as our Executive Vice President of Operations since January 1, 2016.

Our Compensation Philosophy

Our compensation program is designed to attract, motivate and retain industry-leading executives who are capable of driving achievement of our key financial and strategic goals. We compensate our executives through a mix of base salary, annual cash incentives and long-term equity compensation, with an emphasis on the use of incentives as a very significant portion of total compensation. Our compensation program is designed to be competitive with comparable employers and to align the interests of management with shareholders, by awarding performance-based compensation to incentivize the achievement of specific key objectives.

Oversight of Compensation

The Compensation Committee of our Board (“Compensation Committee” or “the committee”) is responsible for designing and implementing our executive pay philosophy, evaluating compensation against the market and approving the material terms of executive compensation arrangements for our NEOs, including incentive plan participants, award opportunities, performance goals and compensation earned under our incentive plans. The committee routinely consults with its independent compensation consultant and other advisors in making its decisions, as it deems appropriate. The committee is comprised entirely of independent directors as defined by the Nasdaq Stock Market listing requirements.

REGENCY CENTERS | 2023 PROXY STATEMENT | 29

| Compensation Discussion and Analysis

The Compensation Committee evaluates the performance of both the Executive Chairman and the President & CEO and reviews such evaluation with the full Board. With respect to our other NEOs, the committee considers the input of the President & CEO as to their performance assessments and recommended compensation arrangements. The compensation of all NEOs is subject to the final approval of the committee, and compensation of both the Executive Chairman and President & CEO, respectively, is recommended by the committee to the full Board for its consideration and approval.

The committee utilizes outside advisors from Semler Brossy, the Compensation Committee’s independent compensation consultant, to provide benchmarking, analysis and advice and counsel regarding competitive pay levels, pay program design and evolving trends and practices, primarily with respect to peers and REIT industry participants. Representatives from Semler Brossy generally attend meetings of the committee and participate in its executive sessions as requested and are available to communicate directly with the committee Chair and its members outside of meetings.

The Compensation Committee considers all factors relevant to the consultant’s independence from management, including those identified by Nasdaq Stock Market listing requirements, and has determined that Semler Brossy has no conflict of interest and is independent.

2022 Say on Pay Results and Shareholder Engagement

Our Board and Compensation Committee value the views and inputs of our shareholders and are committed to ongoing engagement on executive compensation practices. The committee specifically considers the results from the annual shareholder advisory vote on executive compensation. At the 2022 annual meeting of shareholders, more than 94.5% of the votes on the advisory resolution on executive compensation were in favor of our executive compensation. We believe those voting results and the voting results over the past several years of our Say on Pay vote demonstrate continued strong shareholder support for our programs and their implementation.

Targeted Level of Compensation

We endeavor to set total direct compensation, which consists of base salary, annual cash incentives and the value of long-term incentives, at target performance levels in range of the expected median of peer companies, as listed on the following page, depending on various factors including the experience level and responsibilities of the individual executive and competitive market conditions. Annual increases in base salary, cash incentives, long term (equity) incentives and total direct compensation, may be more robust when total direct compensation is below the median, and more moderated when those compensation levels are more than 10% above the median or exceed the peer group 60th percentile. Actual compensation earned by our top executives, including our NEOs, can be highly variable from year to year due to heavy weighting toward incentive compensation rather than fixed components.

30 | REGENCY CENTERS | 2023 PROXY STATEMENT

Compensation Discussion and Analysis |

To evaluate and set total direct compensation, the committee utilizes a peer group analysis of total direct compensation for similar positions prepared annually by the committee’s independent compensation consultant. The principles by which the peer group was created and is maintained are that companies be leaders in the REIT industry (but not limited to the shopping center sector) and comparable in size, generally based on total market capitalization ranging from half to double our size. Working with the committee’s independent compensation consultant, the committee evaluates the appropriateness of the group annually based on a variety of factors, including merger and acquisition and other similar corporate changes, growth and asset class focus, and adjusts the peer group as the committee deems appropriate after considering the facts and circumstances. After evaluating the peer group in the summer of 2022, the committee removed VEREIT Inc. and Realty Income Corporation due to their merger (the combined entity was too large for our peer group) and added Kite Realty Group Trust.

Peer Company	Reviewed in 2021 for Setting 2022 Compensation	Reviewed in 2022 for Setting 2023 Compensation

Boston Properties, Inc.

Brixmor Property Group, Inc.

Camden Property Trust

Cousins Properties Incorporated

Duke Realty Corporation

Essex Property Trust, Inc.

Federal Realty Investment Trust

Host Hotels & Resorts, Inc.

Hudson Pacific Properties, Inc.

Kilroy Realty Corporation

Kimco Realty Corporation

Kite Realty Group Trust

National Retail Properties, Inc.

Realty Income Corporation

Spirit Realty Capital, Inc.

UDR, Inc.

VEREIT, Inc.

Vornado Realty Trust

REGENCY CENTERS | 2023 PROXY STATEMENT | 31

| Compensation Discussion and Analysis

Compensation Committee Actions & Decisions

During 2022 and early 2023, the Compensation Committee took the following actions and made the following decisions:

Reviewed the overall executive compensation philosophy for the Company	Assessed 2022 performance and approved annual incentives based on rationale described in the letter from the Compensation Committee Chair on page 28	Approved payouts for the 2020 – 2022 long-term incentive plan based on relative TSR

Benchmarked, reviewed and modified the peer group to assist in making 2023 compensation decisions	Reviewed market competitiveness and adjusted NEO base salaries for 2022 and 2023	Determined 2023 incentive plans and targets for NEOs

Evaluated new SEC “Pay Versus Performance” rules and developed appropriate disclosures (see page 50)	Evaluated our non-employee director compensation program and determined that, as currently constituted, it remains in line with the market	Continued incorporating Corporate Responsibility (ESG) metrics into the 2023 annual incentive plan

Elements of Compensation

In designing our compensation program, we believe the pay of our NEOs should be predominantly performance-based because these individuals have the greatest ability to influence our Company’s operating and financial results and, therefore, value creation for our shareholders. The charts below summarize the designed allocation of the 2022 target compensation opportunity for our President and CEO and our other NEOs, respectively, based upon the three primary components of our NEO compensation program (base salary, annual cash incentive and long-term incentive).

32 | REGENCY CENTERS | 2023 PROXY STATEMENT

Compensation Discussion and Analysis |

Base Salary

Base salaries are reviewed annually. The following factors are considered in determining salary adjustments: market competitiveness, the roles and responsibilities of the executives, contributions to the Company’s success, an analysis of position requirements and the executives’ prior experience and accomplishments. In 2022, the reduction in Mr. Stein’s base salary and the increase in Ms. Palmer’s base salary were part of a planned, multi-year transition, implemented by the Board in connection with Mr. Stein’s retirement in 2020 from the CEO role and the transition of Ms. Palmer into that position.

Named Executive Officers	2021 Base Salary	2022 Base Salary	% Increase

Martin E. Stein, Jr. Executive Chairman	$700,000	$500,000	-28.6%

Lisa Palmer President and Chief Executive Officer	$900,000	$1,000,000	11.1%

Michael J. Mas Executive Vice President, Chief Financial Officer	$550,000	$570,000	3.6%

James D. Thompson* Executive Vice President, Chief Operating Officer	$530,000	$545,000	3.0%

Alan T. Roth Executive Vice President, National Property Operations and East Region President	$440,000	$465,000	5.7%

*Mr. Thompson retired from Regency effective on December 31, 2022.

Annual Cash Incentives — Overview

The Compensation Committee sets rigorous performance goals to align pay with performance. A number of factors are considered, including prior year performance, current business environment, peer performance and the Company’s key financial and strategic objectives. The Company pays an annual cash incentive based on achievement of specified key corporate objectives. For 2022, the annual cash incentive framework for our NEOs was based 80% on Adjusted Core Operating Earnings per Share and 20% on achievement of corporate responsibility (ESG) objectives, except for Mr. Roth whose framework was based on 90% growth year over year in Adjusted Same Property Net Operating Income (Adjusted Same Property NOI) and 10% on achievement of ESG objectives, and Mr. Stein, who did not have an annual incentive opportunity in 2022.

Adjusted Core Operating Earnings per Share

The Compensation Committee believes that Core Operating Earnings per Share is the financial metric most representative of management’s ability to meet the Company’s annual financial plan, as reviewed and approved by our Board, and the Company’s ability to make distributions to shareholders on a sustainable basis. It also serves as an important indicator of growth in our net asset value. In 2022, with feedback from management, the committee modified the traditional Core Operating Earnings per Share metric to eliminate the impacts of COVID-related collections (i.e., those relating to fiscal years 2020 or 2021) and prior period recoveries so that Core Operating Earnings per Share would better reflect the performance of the NEOs and the Company in 2022. Therefore, for 2022, the committee used Adjusted Core Operating Earnings per Share as the Company’s key financial metric. The performance criteria for the Adjusted Core Operating Earnings per Share metric is set forth in the following table. Performance between levels will be interpolated, and payouts for performance below the “Low” performance level, if any, would be made only at the discretion of the Compensation Committee.

In addition, to incentivize our NEOs to act in the long-term interests of the Company and its shareholders, the committee may exercise its discretion to modify the calculation of Adjusted Core Operating Earnings per Share so as not to penalize (or overly-benefit) our NEOs for taking actions that may have a negative (or positive) impact on Adjusted Core Operating Earnings per Share in the short term, such as the sale of assets and debt reduction, but are beneficial to the Company’s long-term positioning and prospects.

REGENCY CENTERS | 2023 PROXY STATEMENT | 33

| Compensation Discussion and Analysis

2022 Performance Criteria for Annual Cash Incentive – Palmer, Mas & Thompson

Adjusted Core Operating Earnings per Share (80% Weight at Target)

Performance Level	Multiple of Target	2022 Adjusted Core Operating Earnings Per Share

Maximum	2.00	$3.76

	1.50	$3.64

	1.25	$3.59

Target	1.00	$3.53

	0.75	$3.47

Low	0.50	$3.41

Below Low	Determined at the discretion of the Compensation Committee	<$3.41

Adjusted Same Property Net Operating Income

The Compensation Committee believes that, for 2022, growth in Same Property NOI versus prior year is the most appropriate financial metric for a Senior Managing Director, which was the position Mr. Roth held in 2022, responsible for the entirety of the financial and operational performance of one or more of our four regions (Mr. Roth is the only NEO to hold a Senior Managing Director position in 2022). Similarly, as with the prior discussion of Adjusted Core Operating Earnings per Share, with feedback from management, the Committee modified the Same Property NOI metric to eliminate the impacts of COVID-related collections (i.e., those related to fiscal years 2020 or 2021) and prior period recoveries so that growth in Same Property NOI would better reflect the performance of Mr. Roth and the Company. Therefore, for 2022, the committee used Adjusted Same Property NOI as Mr. Roth’s key financial performance metric. The 2022 performance criteria for growth in Adjusted Same Property NOI is set forth in the following table. Performance between levels will be interpolated, and payouts for performance below the “Low” performance level, if any, would be made only at the discretion of the committee. In addition, as with Adjusted Core Operating Earnings, the committee may exercise its discretion to modify (upward or downward) the calculation of Adjusted Same Property NOI where circumstances warrant, to better incentivize our NEOs to act in the long-term interests of the Company and our shareholders.

2022 Performance Criteria for Annual Cash Incentive – Alan Roth

Adjusted Same Property NOI Growth (90% Weight at Target)

Performance Level	Multiple of Target	2022 Adjusted Same Property NOI Growth

Maximum	2.00	9.3%

	1.50	6.8%

	1.25	5.5%

Target	1.00	4.3%

	0.75	3.0%

Low	0.50	1.8%

Below Low	Determined at the discretion of the Compensation Committee	<1.8%

34 | REGENCY CENTERS | 2023 PROXY STATEMENT

Compensation Discussion and Analysis |

Corporate Responsibility – ESG

The Company’s commitment to its Four Pillars of Corporate Responsibility (also referred to as ESG) is discussed on page 5. Premised on Regency’s Core Values (see page 1), the Compensation Committee believes these to be integral to the Company’s performance and ongoing and future success. As such, annual progress towards ESG objectives is measured by the committee (with input from the Board’s Nominating and Governance Committee), and 20% of our NEOs’ annual incentive (10% for Mr. Roth) is tied to their achievements. The ESG portion of the annual incentive is paid out at target if achievement of appropriate progress toward ESG objectives is achieved. In the event appropriate progress is at target or exceeds target and there is outperformance of the key financial metrics, the ESG portion of the annual incentive is awarded at the same multiple as set forth above for Adjusted Core Operating Earnings per Share for NEOs other than Mr. Roth and growth in Adjusted Same Property NOI (for Mr. Roth.) In the event that the key financial metrics pay out at less than target, then the ESG portion of the annual incentive will not pay out at more than target. The committee considers qualitative and quantitative measures of progress in evaluating progress toward our ESG objectives. For example, in 2022, the Company’s philanthropic programs, high employee engagement survey scores, employee resource groups (ERG) progress and growth, Board refreshment and diversity, SBTi endorsement and improved ESG-related ratings from third parties demonstrated the Company’s meaningful ESG progress.

Our Four Pillars of Corporate Responsibility (ESG)

The committee solicits data and other information from senior management to use in forming its own view of the Company’s performance against specific ESG objectives, as well as from members of the Nominating and Governance Committee, which has been delegated oversight by the Board over the Company’s ESG program and initiatives.

REGENCY CENTERS | 2023 PROXY STATEMENT | 35

| Compensation Discussion and Analysis

Annual Incentive — 2022 Results v. 2022 Incentive Plan Goals

Led by our NEOs, the Company enjoyed meaningful outperformance in both Adjusted Core Operating Earnings per Share and growth in Adjusted Same Property NOI. Under the criteria established by the committee, the NEOs (other than Mr. Roth) would have earned approximately 1.7 times target based on this outperformance alone. However, due to certain non-recurring, non-operational favorable variances to the original 2022 plan, with management’s support, the committee exercised its discretion and adjusted the multiple for all NEOs downward to 1.4 times target (reconciliation as set forth in Appendix A). The committee believes this appropriately rewards management for the Company’s meaningful 2022 outperformance while appropriately reducing the multiple to address these variances.

Performance results and the resulting cash awards are presented in the following tables.

2022 Performance Results for Annual Cash Incentives

Performance Metric	Performance Level	Resulting Multiple of Target Earned

Adjusted Core Operating Earnings Per Share*	$3.62	1.40

Adjusted Same Property NOI Growth*	6.3%	1.40

Corporate Responsibility (ESG)	Outperformance	1.40

*The Adjusted Core Operating Earnings Per Share and Adjusted Same Property NOI Growth presented above were further adjusted by the Compensation Committee, with management’s support, to exclude the impact of certain favorable, non-recuring, non-operating variances to the original 2022 plan. This modified the calculated payout for Adjusted Core Operating Earnings Per Share downward from 1.7 to the 1.4 noted above.

2022 Cash Incentive Targets and Resulting Cash Incentives Earned

	Target				Actual
Name	Adjusted Core Operating Earnings Per Share: Target	Adjusted Same Property NOI Growth: Target	Corporate Responsibility (ESG): Target	Total Annual Incentive Target	Adjusted Core Operating Earnings Per Share: Actual Cash Earned	Adjusted Same Property NOI Growth: Actual Cash Earned	Corporate Responsibility (ESG): Actual Cash Earned	Total Actual Cash Incentive Earned

Martin E. Stein(1)	$0	$0	$0	$0	$0	$0	$0	$0

Lisa Palmer	$1,400,000	$0	$350,000	$1,750,000	$1,960,000	$0	$490,000	$2,450,000

Michael J. Mas	$456,000	$0	$114,000	$570,000	$638,400	$0	$159,600	$798,000

James D. Thompson	$436,800	$0	$109,200	$546,000	$611,520	$0	$152,880	$764,400

Alan T. Roth(2)	$0	$292,950	$32,550	$325,500	$0	$410,130	$45,570	$455,700

(1) Mr. Stein’s compensation package does not currently provide him with an annual cash incentive opportunity.

(2) Mr. Roth also received a cash payment of $51,000 in 2022 under an incentive program available to Senior Managing Directors relating to development and redevelopment of shopping centers. This amount is included in his 2022 Total Cash Incentive Earned. In 2023, given his promotion, Mr. Roth will no longer participate in this program.

36 | REGENCY CENTERS | 2023 PROXY STATEMENT

Compensation Discussion and Analysis |

Long-Term Incentives — Overview

The Compensation Committee strongly believes that equity awards with multi-year performance and vesting periods reinforces the alignment of the interests of executives with those of shareholders. As such, the vast majority of our long-term incentive awards are structured in this way for NEOs. We also have the ability under our Omnibus Incentive Plan to grant various types of equity awards, including stock rights awards (i.e., restricted shares), to provide incentives for NEOs and others in management to work to create shareholder value over the long-term. In addition, the multi-year nature of the performance and vesting periods encourages retention of our executives.

The committee has authority and flexibility to determine eligible participants, the types of awards and the terms and conditions of awards. Awards are structured consistent with our compensation philosophy in that they provide above-median award opportunities for achievement of the Company’s performance expectations. In 2022, the committee used two different types of stock-based awards to promote equity ownership by the participants and to emphasize the importance of total shareholder return. Performance share awards are earned subject to the achievement of performance goals approved by the committee as described below. Restricted share awards are earned subject to the participant’s continued employment with us.

2022 Long-Term Incentive Weighting at Target

Long-Term Incentive Component	Palmer, Stein, Mas & Thompson Weight at Target	Roth Weight at Target

Performance Shares: 2022 – 2024 Relative Total Shareholder Return (TSR)	80%	50%

Performance Shares: 2022 Adjusted Same Property NOI Growth	0%	50%

Time-based Restricted Shares	20%	0%

Long-Term Incentives — Performance Shares

Performance goals are established for a multi-year performance period to tie incentive compensation to long-term results except in certain instances such as described below for our Senior Managing Directors (which is the position Mr. Roth held in 2022). Following the end of the period, performance versus targets is calculated and reviewed by the Compensation Committee, awards are determined, and the corresponding number of shares vest. Dividend equivalents are accrued during the performance period and will vest when the underlying share award vests. No shares or dividends are earned if performance levels are not achieved at or in excess of threshold levels.

2022 Performance Share Awards

Performance shares awarded in 2022 are based on total shareholder return goals over the 2022 – 2024 performance period except the award made to Mr. Roth, a Senior Managing Director in 2022, also was based on growth in Adjusted Same Property NOI in 2022 over the prior year. We believe total shareholder return is akin to a scorecard for our investors, and it is a discerning measure of how our executives and our Company have performed over an extended period. For Mr. Roth, growth in Same Property NOI versus the prior year was determined by the committee to be the most appropriate metric given his role in 2022 as a Senior Managing Director responsible for the entirety of the financial and operational performance of one or more of the Company’s regions.

The performance share goals under the 2022 plan which are set in relation to the FTSE Nareit Equity Shopping Centers Index, are outlined below and articulated in terms of three-year aggregate performance. Total shareholder return considers stock price growth as well as reinvestment of dividends. Performance between levels will be interpolated and the determination of the vesting of such performance shares will take place after the end of 2024.

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| Compensation Discussion and Analysis

2022 – 2024 Performance Criteria for Total Shareholder Return

(Relative to FTSE Nareit Equity Shopping Centers Index)

Cumulative 3-Year Performance vs. Index	Performance Level	Multiple of Target

+ 20%	Maximum	2.00

+ 10%		1.50

0%	Target	1.00

- 10%		0.50

- 20%	Threshold	0.00

Performance shares awarded to our NEOs in 2020, 2021 and 2022, respectively, are set forth in the table for outstanding equity awards at fiscal year-end 2022 on page 45 in this proxy statement.

The performance shares awarded for the 2020 – 2022 performance period were based on the same performance criteria as the 2022 – 2024 awards. Our NEOs earned 140% of the target performance share award that was based upon total shareholder return for the 2020 – 2022 performance period. Our relative total shareholder return for this performance period was 15% versus 7% for the FTSE Nareit Equity Shopping Centers Index—an outperformance of 800 basis points. As the table below illustrates, Regency Centers outperformed the index in two of the three prior performance periods.

Scorecard for Relative Shareholder Return Performance

Performance Period	FTSE Nareit Equity Shopping Centers	Regency	% of Target Payout

2018—2020	-23%	-25%	90%

2019—2021	35%	36%	105%

2020—2022	7%	15%	140%

For Mr. Roth, 50% of his performance shares were based on growth in Adjusted Same Property NOI for 2022. The Company’s growth in Adjusted Same Property NOI for 2022 was 6.3%, which would have resulted in a payout of 1.4 times target, for the reasons described on page 34. Performance shares earned for Adjusted Same Property NOI growth will vest one-fourth in each of February 2023, February 2024, February 2025 and February 2026.

Long-Term Incentives — Restricted Shares / Stock Rights Awards

A restricted share award is a grant of stock that vests based on continued service over time. Restricted shares are used to motivate and retain employees as well as promote employee stock ownership. The restricted share awards we grant are time-based and vest equally over a four-year period, subject to continued employment with Regency. We also refer to them as “stock rights awards” because we do not issue the shares until the vesting conditions have been satisfied. We do not currently use stock options as part of our compensation package. Our stock-based awards are full-value shares that vest based upon continued service.

	Name	Grant Value

In February 2022, we granted restricted shares to Ms. Palmer and Messrs. Stein, Mas and Thompson representing 20% of their 2022 long-term incentive target, and to Mr. Roth representing a grant in connection with his announced promotion to Executive Vice President, National Property Operations and East Region President, as follows:	Martin E. Stein, Jr.	$280,000
	Lisa Palmer	$1,000,000
	Michael J. Mas	$290,000
	James D. Thompson	$250,000
	Alan T. Roth	$100,000

Restricted shares awarded to our NEOs in 2022 are set forth in the Grant of Plan Based Awards table on page 44 in this proxy statement.

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Compensation Discussion and Analysis |

401(k) Profit-Sharing Plan

We strongly encourage all employees to save for retirement. To provide employees with the opportunity to save for retirement on a tax-deferred basis, we sponsor a 401(k) plan pursuant to which we match employee contributions at 100% up to $5,000 for 2022. The Compensation Committee has the right to approve additional contributions in its discretion, as it deems appropriate.

For 2022, because of the Company’s strong financial performance, the Compensation Committee approved an incremental discretionary profit-sharing award totaling $2.4 million, and the pool of funds is distributed pro-rata to all eligible employees based upon a salary cap of $70,000. We review our Company match, employee participation levels and communication programs throughout the year to ensure that this benefit remains competitive with comparable companies as well as national benchmarks.

Compensation on Termination of Employment

We believe providing severance protection is important for retention purposes, as many companies we compete with offer it, particularly in connection with a change of control. Accordingly, our NEOs have severance and change of control agreements that provide the right to receive severance compensation if they are terminated without cause or they leave for good reason, as such terms are defined in the agreements. In a change of control situation, the agreements provide for severance using a “double trigger,” i.e., severance is payable only if a change of control occurs and the officer is terminated without cause or leaves for “good reason” (as described under Executive Compensation – Potential Payments Upon Termination or Change-in-Control on page 47) within two years after the change of control. We believe that such compensation gives our named executive officers incentive (1) to stay with the Company despite the possibility of losing employment after a change of control and (2) to focus on obtaining the best possible value for shareholders in a change of control transaction.

The agreements also provide that severance payments are subject to recoupment as required by any recoupment or “clawback” policy approved by our Board or similar requirement imposed by law. The Company has a robust executive compensation clawback policy; see “Recoupment/Clawback Policies” in the next section.

For details on compensation on termination of employment, including death, disability and retirement, see “Executive Compensation – Potential Payments Upon Termination or Change-in-Control” on page 47 of this proxy statement.

Recoupment/Clawback Policies

The Company has implemented an expansive clawback policy, which can be located on our website at https://investors.regencycenters.com. If the Company issues a material accounting restatement of its financial statements due to material noncompliance of the Company with any financial reporting requirement under the securities laws, the Board (or committee of the Board designated by the Board) has the authority in its sole discretion to recover any incentive compensation (i) received by any covered person (ii) during the three fiscal years immediately preceding the date of the accounting restatement issuance based on the erroneous data and (iii) that exceeds the amount that would have been paid to the covered person under the accounting restatement, calculated on a pre-tax basis.

In addition, if the Board or committee determines that any covered person has committed misconduct, the Board or committee has the authority in its sole discretion, upon evaluating the associated costs and benefits, to recover any incentive compensation received by any covered person during the three fiscal years preceding the period from the date on which the misconduct first occurred or thereafter, calculated on a pre-tax basis. Recovery of such incentive compensation shall not be the Company’s exclusive remedy for any misconduct.

In making any such determination, the Board or committee may consider such factors as it deems appropriate, including, without limitation (A) the practicability of obtaining such recovery and the costs to the Company and/or its shareholders of pursuing such recovery, (B) the likelihood of success of enforcement under governing law versus the cost and effort involved, (C) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (D) any pending legal proceeding relating to any applicable fraud, intentional misconduct or gross negligence, and (E) any other factors deemed relevant by the Board or committee.

REGENCY CENTERS | 2023 PROXY STATEMENT | 39

| Compensation Discussion and Analysis

For purposes of a material financial restatement, covered person means any current or former officer who has or had been designated as an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934. For purposes of misconduct, covered person means any current or former officer who has received incentive compensation.

We expect to modify our current clawback policy later in 2023 to reflect the Nasdaq Stock Market listing requirements for the implementation of the final clawback rule promulgated by the SEC in 2022, pursuant to Sarbanes-Oxley Act of 2002, for recovery of erroneously awarded compensation.

Risk Consideration in our Compensation Program

The Compensation Committee and Board believe that our compensation policies and practices are reasonable and align our employees’ interests with those of our shareholders. In addition, the committee and Board believe that our compensation policies and practices are designed and structured to avoid unreasonable risk of having a material adverse effect on the Company. The Committee believes that the fact that our executive officers have their annual and long-term incentive compensation tied to financial metrics and ESG objectives (in the case of annual incentives), as well as total shareholder return (in the case of long-term incentive awards) as compared to a peer group, encourages actions that focus on both annual and longer term profitability and value creation for the benefit of shareholders. Our stock ownership policy and our policy prohibiting hedging and pledging transactions relating to our Company stock further align the interest of our senior officers with the long-term interests of our shareholders. Moreover, there are significant checks in place within our compensation structure so that employees whose compensation may have a shorter term focus are closely managed by employees and officers whose compensation has a longer term focus.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no member of the Compensation Committee had a relationship with Regency that required disclosure under Item 404 of Regulation S-K. No executive officer of the Company served as: (i) a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (ii) a member of the Board of Directors of another entity, one of whose executive officers served on the Compensation Committee of the Company. None of the members of our Compensation Committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

Stock Ownership Policy

Our stock ownership policy is designed to focus our senior officers and directors on long-term shareholder value creation. Our policy sets stock ownership targets for senior officers as a multiple of base salary and for non-employee directors as a multiple of their annual retainer (exclusive of fees for committee service).

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Compensation Discussion and Analysis |

The targets, which are measured based on the Company’s trailing 36-month average common stock price, are to be achieved by directors and senior officers over a maximum five-year period. Our stock ownership policy also requires all covered participants to retain 25% of the shares they receive as direct compensation (on a pre-tax basis) after being hired, promoted or elected into such positions so long as they remain a senior officer or director. With respect to Senior Vice Presidents, the retention requirement only applies until the Senior Vice President meets his or her stock ownership target.

Policy Prohibiting Hedging and Pledging of Our Stock

We have adopted a stringent policy that prohibits our officers and directors from engaging in hedging transactions or arrangements designed to lock in the value of their holdings of our securities, as well as short sales and the trading of options in our securities. This prevents our officers and directors from engaging in transactions involving our securities without having the full risks and rewards of ownership.

We also prohibit our officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan.

Deductibility of Compensation

To the extent allowable by applicable law, executive compensation will be deductible by the company for federal income tax purposes. However, the Compensation Committee may design compensation program components that are not deductible. In addition, in December 2020, the Internal Revenue Service released final regulations under Internal Revenue Code (IRC) section 162(m), which limit the deductibility of certain executive compensation amounts. Because we intend to qualify as a REIT under the IRC, we generally distribute 100% of our net taxable income each year and, as a result, do not pay U.S. federal income tax. As such, we do not expect limitations on executive compensation deductions to have a material impact on us. In addition, we expense base salaries and annual bonuses awarded in the year they are earned. In accordance with Accounting Standards Committee (ASC) Topic 718, we expense the value of equity awards granted over the vesting period of such grants.

REGENCY CENTERS | 2023 PROXY STATEMENT | 41

| Compensation Committee Report

Compensation Committee Report

The following Report of our Compensation Committee (this “Compensation Committee Report”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other previous or future filings by us under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, except to the extent that we specifically incorporate this Compensation Committee Report by reference therein.

For the year ended December 31, 2022, the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Regency Centers Corporation.

Deirdre J. Evens, Chair

Kristin A. Campbell

David P. O’Connor

James H. Simmons, III

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Executive Compensation |

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of each named executive officer (“NEO”) for 2022, 2021 and 2020. The amounts reported for stock awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Regency’s performance, stock price and continued employment. Please see the 2022 Total Earned Compensation Table for the total compensation realized by each NEO.

SUMMARY COMPENSATION TABLE FOR 2022

Name and Principal Position(1)	Year	Salary	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total

Martin E. Stein, Jr. Executive Chairman of the Board	2022	$500,000	$1,451,563	$0	$40,554	$1,992,117
	2021	$700,000	$1,531,376	$0	$27,156	$2,258,532
	2020	$700,000	$1,492,779	$250,000	$27,686	$2,470,465

Lisa Palmer President and Chief Executive Officer	2022	$1,000,000	$5,184,152	$2,450,000	$15,636	$8,649,788
	2021	$900,000	$3,950,257	$2,160,000	$16,058	$7,026,315
	2020	$825,000	$3,588,410	$518,000	$13,334	$4,944,744

Michael J. Mas Executive Vice President, Chief Financial Officer	2022 2021 2020	$570,000 $550,000 $500,000	$1,503,404 $1,506,376 $1,148,292	$798,000 $880,000 $225,000	$14,970 $12,469 $12,230	$2,886,374 $2,948,845 $1,885,522

James D. Thompson Executive Vice President, Chief Operating Officer	2022	$546,000	$1,296,038	$764,400	$97,413	$2,703,851
	2021	$530,000	$1,334,898	$848,000	$27,156	$2,740,054
	2020	$515,000	$1,343,501	$232,000	$27,686	$2,118,187

Alan T. Roth Executive Vice President, National Property Operations and East Region President	2022	$465,000	$598,954	$506,700	$13,510	$1,584,164

(1) Martin E. Stein, Jr. was Chairman and CEO until his transition to Executive Chairman effective January 1, 2020. Lisa Palmer became President and CEO effective January 1, 2020. James D. Thompson retired from the Company effective December 31, 2022. Alan T. Roth was promoted to Senior Managing Director, East Region effective January 1, 2022 and was further promoted to Executive Vice President, National Property Operations and East Region President, effective January 1, 2023.

(2) The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted share awards and performance-based and market-based performance share awards. We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to relative total shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE Nareit Equity Shopping Centers Index.

2022 Stock Awards. The goals for performance share awards granted in 2022 based upon total shareholder return are entirely market-based as compared to other publicly traded companies in our sector, as represented by the FTSE Nareit Equity Shopping Centers Index.

The awards granted on February 1, 2022 assumed (a) stock price volatility of 43.1% for Regency and 44.5% for the index, (b) risk-free interest rates of 1.39%, (c) Regency’s beta versus the index of 0.926, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital market assumptions, the market-based awards issued on February 1, 2022 were valued at $74.98 per share using the Monte Carlo model.

The total for Mr. Roth also includes a performance share award granted in 2022 that is based upon Adjusted Same Property NOI growth performance. The amount represents the grant date fair value under ASC Topic 718.

The 2022 stock awards also include the grant date fair value of restricted share awards to Ms. Palmer and Messrs. Stein, Thompson, Mas and Roth. Mr. Roth’s award was made in connection with his promotion to Executive Vice President, National Property Operations and East Region President which was effective January 1, 2023.

2021 Stock Awards. The goals for performance share awards granted in 2021 based upon total shareholder return are entirely market-based as compared to other publicly traded companies in our sector, as represented by the FTSE Nareit Equity Shopping Centers Index.

The awards granted on January 28, 2021 assumed (a) stock price volatility of 42.6% for Regency and 43.7% for the index, (b) risk-free interest rates of 0.18%, (c) Regency’s beta versus the index of 0.929, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital market assumptions, the market-based awards issued on January 28, 2021 were valued using the Monte Carlo model at $42.63 per share.

The 2021 stock awards also include the grant date fair value of restricted share awards to Ms. Palmer and Messrs. Stein, Thompson and Mas.

2020 Stock Awards. The goals for performance share awards granted in 2020 based upon total shareholder return are entirely market-based as compared to other publicly traded companies in our sector, as represented by the FTSE Nareit Equity Shopping Centers Index

The awards granted on January 31, 2020 assumed (a) stock price volatility of 18.5% for Regency and 18.9% for the index, (b) risk-free interest rates of 1.30%, (c) Regency’s beta versus the index of 0.893, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital market assumptions, the market-based awards issued on January 31, 2020 were valued using the Monte Carlo model at $73.54 per share.

REGENCY CENTERS | 2023 PROXY STATEMENT | 43

| Executive Compensation

The 2020 stock awards also include the grant date fair value of restricted share awards to Ms. Palmer and Messrs. Stein, Thompson and Mas.

(3) The amounts in this column for 2022 consist of the following: (a) a $10,440 contribution to our 401(k) and profit sharing plan for each NEO; (b) a $1,000 holiday bonus for each NEO; (c) life insurance premiums of $28,428 for Mr. Stein, $3,174 for Ms. Palmer, $2,070 for Mr. Mas, $17,323 for Mr. Thompson and $2,070 for Mr. Roth; (d) executive physical reimbursements of $1,022 for Ms. Palmer, $1,460 for Mr. Mas and $721 for Mr. Thompson; and (e) a payment representing accrued and unused paid time off of $67,242 for Mr. Thompson as a result of his retirement.

Grants of Plan-Based Awards

As described in the Compensation Discussion and Analysis section of this proxy statement, annual cash incentive awards under our 2022 incentive plan were based on Adjusted Core Operating Earnings per Share for Ms. Palmer and Messrs. Mas and Thompson, and growth in Adjusted Same Property NOI for Mr. Roth, and achievement of our corporate responsibility (ESG) objectives for all such NEOs during the year ended December 31, 2022. Mr. Stein’s compensation package does not currently provide him with an annual cash incentive opportunity. As determined by the Compensation Committee, annual cash incentive awards were awarded at 1.4 times the target level for all metrics under the 2022 annual incentive plan.

Equity awards that may be earned under our 2022 long-term incentive plan are issued under our Omnibus Incentive Plan. Our 2022 incentive plan provides for issuance to the NEOs of performance share awards that are based on specified thresholds for total relative shareholder return during 2022 through 2024 and, in the case of Mr. Roth, Adjusted Same Property NOI growth in 2022.

Each performance share award provides for a specific number of shares depending on the extent to which the performance levels are achieved. No performance shares will be earned if the threshold levels are not achieved. Earned awards will vest, if at all, at the end of the performance period, and will be paid in shares. Dividend equivalents will vest when the underlying share award vests and will be paid in shares, as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually.

The following table sets forth information about plan-based awards granted to our NEOs during 2022, all of which were made under our 2022 incentive plan. Threshold amounts reflect the minimum amounts that we expect to be earned by our NEOs.

GRANTS OF PLAN BASED AWARDS DURING 2022

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date of Equity Incentive Plan Awards		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: # of Shares of Stock	Grant Date Fair Value of Stock Awards

Martin E. Stein. Jr.	2/1/22		—	—	—	—	—	—	—	—
	2/1/22	(1)	—	—	—	7,813	15,625	31,250	—	$1,171,563	(2)
	2/1/22	(3)	—	—	—	—	—	—	3,906	$280,000	(3)

Lisa Palmer	2/1/22	(4)	$875,000	$1,750,000	$3,500,000	—	—	—	—	—
	2/1/22	(1)	—	—	—	27,902	55,804	111,608	—	$4,184,152	(2)
	2/1/22	(3)	—	—	—	—	—	—	13,951	$1,000,000	(3)

Michael J. Mas	2/1/22	(4)	$285,000	$570,000	$1,140,000	—	—	—	—	—
	2/1/22	(1)	—	—	—	8,092	16,183	32,366		$1,213,404	(2)
	2/1/22	(3)							4,046	$290,000	(3)

James D. Thompson	2/1/22	(4)	$273,000	$546,000	$1,092,000	—	—	—	—	—
	2/1/22	(1)	—	—	—	6,976	13,951	27,902	—	$1,046,038	(2)
	2/1/22	(3)	—	—	—	—	—	—	3,488	$250,000	(3)

Alan T. Roth	2/1/22	(5)	$162,750	$325,500	$651,000	—	—	—	—	—
	2/1/22	(1)	—	—	—	1,622	3,244	6,488	—	$243,204	(2)
	2/1/22	(6)	—	—	—	1,622	3,244	6,488	—	$255,750	(2)
	2/1/22	(3)	—	—	—	—	—	—	1,395	$100,000	(3)

(1) The amounts shown represent the range of stock awards that may be earned under our 2022 incentive plan for performance during 2022 through 2024 for relative total shareholder return. The amounts are based upon $71.68, which was the closing market price per share of our common stock on the grant date. Any earned award, together with dividend equivalents on the earned awards, will vest on February 1, 2025, and be paid in shares. For additional information, see “Compensation Discussion and Analysis” in this proxy statement.

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Executive Compensation |

(2) We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards based upon relative total shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE Nareit Equity Shopping Centers Index. The February 1, 2022 awards assumed (a) stock price volatility of 43.1% for Regency and 44.5% for the index, (b) risk-free interest rates of 1.39%, (c) Regency’s beta versus the index of 0.926, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards granted on February 1, 2022 were valued at $74.98 per share on the probable outcome of the performance conditions as of the grant date of such awards (which was at target) and were determined as of the grant date using the Monte Carlo model.

(3) The amounts shown are for restricted share awards granted in 2022 that vest 25% per year over four years beginning in 2023.

(4) The amount shown represents the range of possible cash incentive awards that could have been earned under our 2022 incentive plan for our Adjusted Core Operating Earnings per Share and ESG performance in 2022.

(5) The amount shown represents the range of possible cash incentive awards that could have been earned under our 2022 incentive plan for our Adjusted Same Property NOI growth and ESG performance in 2022.

(6) The amount shown represents the range of stock awards that may be earned under our 2022 incentive plan for performance during 2022 for Adjusted Same Property NOI growth.

Outstanding Equity Awards

The following table sets forth information about outstanding equity awards held on December 31, 2022 by our NEOs. The amounts include unvested dividend equivalent units earned as of December 31, 2022.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2022

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Martin E. Stein, Jr.	15,293	$955,813	37,693	(3)	$2,355,813
			50,220	(4)	$3,138,750
			32,211	(5)	$2,013,188

Lisa Palmer	41,364	$2,585,250	90,607	(3)	$5,662,938
			134,518	(4)	$8,407,375
			115,040	(5)	$7,190,000

Michael J. Mas	16,090	$1,005,625	28,995	(3)	$1,812,188
			50,220	(4)	$3,138,750
			33,361	(5)	$2,085,063

James D. Thompson	0	$0	33,293	(3)	$2,120,188
			43,225	(4)	$2,701,563
			28,760	(5)	$1,797,500

Alan T. Roth	14,037	$877,313	6,931	(3)	$433,188
			9,864	(4)	$616,500
			13,373	(5)	$835,813

(1) These represent stock rights awards (also referred to as restricted shares), which vest as follows:

Mr. Stein (#)	Ms. Palmer (#)	Mr. Mas (#)	Mr. Roth (#)	Vesting Dates

—	—	729	729	100% on January 31, 2023

2,356	5,663	1,812	906	50% per year on January 31, 2023 and 2024

8,911	21,321	8,491	10,964	33 1/3% per year on January 28, 2023, 2024 and 2025

—	—	887	—	100% on August 12, 2023

4,026	14,380	4,170	1,438	25% per year on February 1, 2023, 2024, 2025 and 2026

(2) The amounts in this column have been computed based on $62.50 per share, which is the closing price of our common stock on December 31, 2022, and include unvested dividend equivalent units as of that date. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.

(3) These performance-based awards represent payouts at maximum, as of December 31, 2022 under our 2020 incentive plan based on total shareholder return during 2020 through 2022.

(4) These performance-based awards represent payouts at maximum, as of December 31, 2022 under our 2021 incentive plan based on total shareholder return during 2021 through 2023.

(5) These performance-based awards represent payouts at maximum, as of December 31, 2022 under our 2022 incentive plan based on total shareholder return during 2022 through 2024. For Mr. Roth, in addition to total shareholder return these shares are also based on Adjusted Same Property NOI growth.

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| Executive Compensation

Options Exercises and Stock Vested in 2022

Our NEOs do not have any options outstanding and did not exercise any options in 2022. The following table sets forth information about the vesting of both stock rights (i.e., restricted stock) and performance-based equity awards for our NEOs in 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)

Martin E. Stein, Jr.	67,942	$4,863,258

Lisa Palmer	42,514	$3,043,144

Michael J. Mas	9,443	$671,255

James D. Thompson(3)	36,192	$2,457,565

Alan T. Roth	8,847	$633,269

(1) The shares in this column include dividend equivalents issued in shares at the same time that the underlying shares vested.

(2) The amounts in this column have been computed based on the closing price of our common stock on the vesting date.

(3) $916,000 of the value realized on vesting was triggered, pursuant to the Omnibus Incentive Plan, by Mr. Thompson’s retirement on December 31, 2022.

Summary of Our Non-Qualified Deferred Compensation Plans

We do not have any defined benefit pension plans. However, we maintain two non-qualified deferred compensation plans that permit directors and a select group of management and other highly compensated employees designated by the Compensation Committee of our Board to defer compensation they receive from us, in accordance with procedures established by the committee under the applicable plan. We also may make matching contributions to participant accounts, but to date have never done so. We established the second of the two plans in 2005 to comply with changes made at that time to the Internal Revenue Code, including the addition of Code Section 409A. Since establishment of the 2005 plan, we have required that all contributions be made under the 2005 plan since its establishment, but we continue to maintain the pre-2005 plan for contributions made to it prior to establishment of the 2005 plan. The two plans are substantially the same, except for differences in the 2005 plan due to the changes to the Internal Revenue Code.

Deferral elections must be made before the calendar year to which they relate and remain effective for the entire calendar year. All types of compensation may be deferred under the 2005 plan other than compensation from the exercise of stock options (which we do not currently utilize) and base salary.

We maintain a separate account for each participant in each plan and credit the participant’s contributions to the account. Each account is adjusted for investment gains and losses determined by assuming that the account is invested, in the percentages designated by the participant, in hypothetical investment options offered under the plans, including shares of our common stock. These hypothetical investment options are the same options that we offer under our 401(k) and profit sharing plan to all eligible employees. However, participants in the deferred compensation plans have no right to require that the plan invest in the investments they designate. Rather, investment gains and losses on the hypothetical investment options serve as the method of measuring the total amount of our obligation to the participant under the plans. We also maintain a so-called rabbi trust to hold funds set aside under the plan, although the assets of the trust are subject to the claims of our unsecured general creditors in the event of our insolvency or bankruptcy.

Participant contributions under the plans are fully vested upon contribution. Amounts deferred under the plans, as adjusted for earnings, are not subject to income tax until actually paid to the participant. Participants will receive distributions of their account balances on (1) death, (2) disability, (3) termination of employment (subject to any deferral required by Section 409A of the Internal Revenue Code), or (4) the date elected in advance by the participant. Payments to a participant can be made either in a lump sum payment on the applicable distribution date or in annual installments over two to ten years beginning on the applicable distribution date. We make distributions in cash, except for account balances deemed invested in our common stock, in which case, we make the distributions in shares.

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Executive Compensation |

The following table sets forth information about participation by our NEOs in our deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2022

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

Martin E. Stein, Jr.	—	—	($1,623,278)	—	$10,138,268

Lisa Palmer	—	—	—	—	—

Michael J. Mas	—	—	—	—	—

James D. Thompson	—	—	($3,501,739)	—	$19,897,709

Alan T. Roth	—	—	($345,292)	—	$1,299,312

(1) We have the right to make, but have never made, matching contributions.

(2) Earnings or losses on non-qualified deferred compensation do not appear in the Summary Compensation Table because they are not deemed above market.

(3) Includes contributions from salary or non-equity incentive plan compensation reported in the Summary Compensation Table in prior years’ proxy statements for the year earned to the extent the officer was a “named executive officer” for such proxy statement.

Potential Payments Upon Termination or Change-in-Control

Each of our NEOs (other than Mr. Thompson, who retired as of December 31, 2022) has a severance and change of control agreement that dates as of January 1, 2022 (each, an “Agreement”). Each Agreement automatically renewed on January 1, 2023, and will renew each January 1 thereafter, for an additional one-year term, unless either party gives written notice of non-renewal at least 90 days before the end of the then-current term. The following describes the compensation that will be payable to our NEOs on termination of employment under these Agreements.

The severance benefits that an NEO may receive if the NEO’s employment terminates under certain conditions differ depending on whether a termination occurs (a) within a two year period following a Change of Control (as defined in the Agreement, with the two-year period following a Change of Control being referred to as the “Change of Control Period”), or (b) in the absence of a Change of Control or outside the Change of Control Period, in each case as described below. A Change of Control is defined generally as certain acquisitions of 30% or more of our stock, certain changes in a majority of the members of our Board, certain mergers and similar transactions resulting in a majority change in ownership of our stock, or the sale of all or substantially all of our assets, or shareholder approval of a complete liquidation or dissolution.

If an NEO is terminated without “Cause” (as defined in the Agreement) or the NEO terminates his or her employment for “Good Reason” (also as defined in the Agreement), in either case absent a Change of Control or outside the Change of Control Period, then the NEO will receive a cash lump sum payment equal to the sum of (i) eighteen (18) months for Mr. Stein and Ms. Palmer, and twelve (12) months for Messrs. Mas and Roth, respectively, of base salary, (ii) 150% (for Mr. Stein and Ms. Palmer) and 100% (for Messrs. Mas and Roth), respectively, of the NEO’s average annual cash bonus, if any, paid with respect to the three full calendar years prior to termination of employment and (iii) the replacement cost of eighteen (18) months (for Mr. Stein and Ms. Palmer) and twelve (12) months (for Messrs. Mas and Roth), respectively, of medical benefits, calculated as if such NEO elected COBRA continuation coverage. “Cause” is defined generally as certain actions with respect to a felony, certain conduct constituting gross misconduct or gross negligence, certain breaches of the Agreement, certain conduct that could reasonably be expected to cause harm to our reputation, certain improper or violent conduct toward employees or third parties, certain breaches of law, policy or similar arrangements and certain failures to meet management expectations. “Good Reason” is defined generally as certain changes of duties, certain changes to compensation, certain mandatory relocations and certain other material breaches of the Agreement.

If, during the Change of Control Period, an NEO is terminated without Cause or the NEO terminates his or her employment for Good Reason, then the NEO will receive a cash lump sum payment equal to the sum of (i) twenty four (24) months of base salary, (ii) 200% of the NEO’s average annual cash bonus, if any, paid with respect to the three full calendar years prior to termination of employment, (iii) the replacement cost of twenty four (24) months of medical benefits, calculated as if such NEO elected COBRA continuation coverage, and (iv) a pro-rated portion of the NEO’s target annual bonus applicable to the year in which such termination occurred. If such severance payments, or any other payments made to an NEO in connection with a Change of

REGENCY CENTERS | 2023 PROXY STATEMENT | 47

| Executive Compensation

Control, would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, then such NEO will either pay the excise tax or have his or her payments capped at a level so there would be no excise tax depending upon which option provides the NEO with the greatest benefit on an after-tax basis.

Pursuant to each Agreement, the NEO’s receipt of any severance benefits is expressly conditioned on the NEO executing, and not revoking, a release of claims against the Company and its subsidiary, Regency Centers, L.P. The Agreements also include a confidentiality covenant and a covenant prohibiting the NEO from soliciting employees and customers to leave the Company for one year after termination of employment.

Under the terms of the Company’s Omnibus Incentive Plan and award agreements entered into by each NEO and the Company, in the event of a termination without Cause or the NEO’s resignation for Good Reason that is not related to a Change of Control, the NEO’s unvested equity awards that vest solely on the basis of time will vest on a pro-rated basis and the NEO’s performance shares will be earned on a pro-rated basis based on the level of achievement as of such date of termination. Upon a qualifying termination of employment after a Change of Control, time-vesting awards would vest in full and performance shares would vest in full with performance deemed achieved at the greater of actual performance to-date or target, except when Regency or any surviving entity ceases to be a public company, in which case unvested equity awards are cashed out and performance shares are cashed out at their fair market value as of the date of the Change of Control with interest through the payment date.

If the NEO retires and provides specified advance notice before retiring, or if the NEO dies or terminates employment because of disability, all unvested restricted share awards that vest based on continued employment will vest immediately on the date of such retirement or termination. The NEO will remain eligible to receive performance shares awarded under our equity incentive plans before his or her retirement if the Company achieves the stated performance goals during the remainder of the performance period, as if the NEO had not retired. To qualify for these benefits on retirement, the NEO must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give Regency the required number of years of advance notice of retirement.

48 | REGENCY CENTERS | 2023 PROXY STATEMENT

Executive Compensation |

The following table illustrates the additional compensation that we estimate would have been payable to each of our NEOs (other than Mr. Thompson, whose December 31, 2022 retirement date was disclosed in a Form 8-K filed with the SEC on April 12, 2022) on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2022. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF EMPLOYMENT

IF TERMINATED ON THE LAST BUSINESS DAY OF 2022(1)

Name	Salary and Cash Bonus (Multiple)		Salary and Cash Bonus(2)	Health Benefits(3)	Early Vesting of Stock Grants		Total

Termination by Regency Without Cause or by the Executive for Good Reason:

Martin E. Stein, Jr.	(1.5x	)	$1,469,720	$30,824	$3,493,185		$4,993,730

Lisa Palmer	(1.5x	)	$3,126,920	$15,623	$9,171,121		$12,313,664

Michael J. Mas	(1.0x	)	$1,022,601	$26,820	$3,169,193		$4,218,614

Alan T. Roth	(1.0x	)	$806,077	$26,820	$1,003,664		$1,836,561

Qualifying Retirement, Death or Disability:

Martin E. Stein, Jr.	n/a		—	—	$4,235,826	(4)	$4,235,826	(4)

Lisa Palmer	n/a		—	—	$12,085,256	(4)	$12,085,256	(4)

Michael J. Mas	n/a		—	—	$4,085,623	(4)	$4,085,623	(4)

Alan T. Roth	n/a		—	—	$1,753,553	(4)	$1,753,553	(4)

Change of Control and Qualifying Termination:

Martin E. Stein, Jr.	(2.0x	)	$1,959,627	$41,099	$5,365,939		$7,366,665

Lisa Palmer	(2.0x	)	$5,919,227	$20,831	$14,798,750		$20,738,808

Michael J. Mas	(2.0x	)	$2,615,202	$53,640	$5,069,319		$7,738,161

Alan T. Roth	(2.0x	)	$1,937,655	$53,640	$2,026,095		$4,017,390

(1) The value of equity awards that vest early is based on the closing price of our common stock on December 30, 2022, the last business day of fiscal 2022. The table does not include amounts payable under our non-qualified deferred compensation plans, which are described above under “Summary of Our Non-Qualified Deferred Compensation Plans.” Year-end accrued account balances under these plans are shown in the non-qualified deferred compensation table included elsewhere in this proxy statement. The table also does not include account balances under our 401(k) and profit sharing plan, in which our executives participate on the same basis as all other participants.

(2) Cash bonus has been computed based on cash incentive compensation paid in 2019, 2020 and 2021 (the three years preceding the date of termination) plus the 2022 target for the change of control termination.

(3) Medical, dental and vision insurance payments have been estimated based on current COBRA rates.

(4) The amounts shown include performance shares that would vest in 2022, 2023 or 2024 to the extent that we achieve the stated performance goals for those years. The values assume a payout level equal to target. Actual values paid will be based on actual performance. For qualifying retirement, death or disability terminations, performance shares would vest and pay out under the terms of each applicable award and the Omnibus Incentive Plan.

REGENCY CENTERS | 2023 PROXY STATEMENT | 49

|
 Executive Compensation

Pay Versus Performance Table
The following
tables
and discussion summarize the relationship between NEO compensation actually paid (“Compensation Actually Paid”) and our financial performance results for our last three completed fiscal y ea
rs, calculated in the manner required by Item 402(v) of Regulation
S-K.
The tables and the associated narrative and graphical disclosure should be viewed together for a more complete presentation of such relationship over the time periods presented.
The calculations and analysis below do not necessarily reflect the Company’s approach to aligning executive compensation with performance. For information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with financial performance, refer to the Compensation Discussion and Analysis on page 27 of this proxy statement.

							Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Table Total for Principal Executive Officer (PEO)	Compensation Actually Paid to PEO (2)(3)		Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs (2)(3)		Total Shareholder Return (7)	Peer Group Total Shareholder Return (7)	Net Income (in thousands)	Core Operating Earnings Per Share (8)

2022	$8,649,788	$6,276,760	(4)	$2,291,627	$1,608,823	(4)	$112.72	$104.46	$488,035	$3.62

2021	$7,026,315	$14,742,502	(5)	$2,374,789	$3,894,473	(5)	$130.41	$119.43	$366,288	$3.68

2020	$4,944,744	$4,451,284	(6)	$2,138,002	$1,942,653	(6)	$76.09	$72.36	$47,317	$2.97
(1) NEOs included in the above compensation columns reflect the following:

Year	PEO	Non-PEOs

2022	Ms. Palmer	Mr. Stein, Mr. Mas, Mr. Thompson, and Mr. Roth

2021	Ms. Palmer	Mr. Stein, Mr. Mas, Mr. Thompson, and Mr. Dan M. Chandler

2020	Ms. Palmer	Mr. Stein, Mr. Mas, Mr. Thompson, and Mr. Dan M. Chandler
(2) The dollar amounts reported represent the amount of “Compensation Actually Paid”, as computed
in accordance with SEC rules, but do not reflect the actual amount of compensation received by our PEO (CEO) or other NEOs during the applicable year. Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (a) for restricted share awards (excluding performance share awards), closing price on applicable year-end
date(s) or, in the case of vesting dates, the actual vesting price, (b) for performance share awards that are not market based, the same valuation methodology as restricted share awards above except year-end
values are multiplied times the probability of achievement as of each such date, and (c) for market-based performance share awards the fair value calculated by a Monte Carlo simulation model as of the applicable year-end
dates.
(3) For the portion of “Compensation Actually Paid” that is based on year-end
stock prices, the following prices were used: $62.50, $75.35, $45.59, and $63.09 for year-end
2022, 2021, 2020, and 2019, respectively.
(4) 2022 “Compensation Actually Paid” to Ms. Palmer and the average “Compensation
Actually
Paid” to
non-PEOs
reflects the following adjustments from Total Compensation reported in the Summary Compensation Table:

	PEO	Average Non-PEO

Total Reported in 2022 Summary Compensation Table (SCT)	$8,649,788	$2,291,627

Less, value of Stock Awards reported in SCT	($5,184,152)	($1,212,490)

Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	$4,567,311	$1,085,215

Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	($1,288,996)	($384,424)

Plus, FMV of Awards Granted this Year and that Vested this Year	$0	$0

Plus, Change in Fair Value (from prior year-end) of Prior Year awards that Vested this year	($467,191)	($171,104)

Less Prior Year Fair Value of Prior Year awards that Failed to vest this year	$0	$0

Total Adjustments	($2,373,028)	($682,803)

Compensation Actually Paid for Fiscal Year 2022	$6,276,760	$1,608,823

50

|
 REGENCY CENTERS
|
 2023 PROXY STATEMENT

Executive Compensation
|

(5) 2021 compensation “Actually Paid” to Ms. Palmer and the average Actually Paid to non-PEOs
reflects the following adjustments from Total Compensation reported in the Summary Compensation Table:

	PEO	Average Non-PEO

Total Reported in 2021 Summary Compensation Table (SCT)	$7,026,315	$2,374,789

Less, value of Stock Awards reported in SCT	($3,950,257)	($1,420,337)

Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	$7,830,287	$2,153,181

Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	$2,664,658	$790,463

Plus, FMV of Awards Granted this Year and that Vested this Year	$0	$0

Plus, Change in Fair Value (from prior year-end) of Prior Year awards that Vested this year	$1,171,500	$608,353

Less Prior Year Fair Value of Prior Year awards that Failed to vest this year	$0	($611,977)

Total Adjustments	$7,716,187	$1,519,684

Compensation Actually Paid for Fiscal Year 2021	$14,742,502	$3,894,473
(6) 2020 compensation “Actually Paid” to Ms. Palmer and the average Actually Paid to non-PEOs
reflects the following adjustments from Total Compensation reported in the Summary Compensation Table:

	PEO	Average Non-PEO

Total Reported in 2020 Summary Compensation Table (SCT)	$4,944,744	$2,138,002

Less, value of Stock Awards reported in SCT	($3,588,410)	($1,332,018)

Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	$2,811,435	$1,043,604

Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	$56,637	($40,231)

Plus, FMV of Awards Granted this Year and that Vested this Year	$0	$0

Plus, Change in Fair Value (from prior year-end) of Prior Year awards that Vested this year	$226,878	$133,297

Less Prior Year Fair Value of Prior Year awards that Failed to vest this year	$0	$0

Total Adjustments	($493,460)	($195,349)

Compensation Actually Paid for Fiscal Year 2020	$4,451,284	$1,942,653
(7) Regency and peer group TSR reflects the FTSE Nareit Shopping Center Index. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2019.
(8) For 2022, Adjusted Core Operating Earnings Per Share
was utilized as the Company’s Selected Measure, to eliminate the impact of COVID related collections and prior period recoveries. This was further adjusted by the Compensation Committee, with management’s support, to exclude the impact of certain favorable, non-recuring, non-operating variances to the original 2022 plan. This modified the calculated payout for Adjusted Core Operating Earnings Per Share downward from 1.7 to 1.4. In 2020 and 2021,
 Core Operating Earnings per share was utilized. Core Operating Earnings per Share is a non-GAAP financial measure. See Appendix A for reconciliations of GAAP to non-GAAP financial measures.

REGENCY CENTERS
|
 2023 PROXY STATEMENT
|

51

|
 Executive Compensation

Pay Versus Performance Descriptive Disclosure
We believe the “Compensation Actually Paid” in each of the three years reported above and over the three-year cumulative period is reflective of the Compensation Committee’s emphasis on

“pay-for-performance”

as the “Compensation Actually Paid” fluctuated year over year, primarily due to the result of our total shareholder return and our levels of achievement against pre-established
performance goals under our annual and long-term incentive plans.

(1) See footnote (8) in Pay Versus Performance Table.

52

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 REGENCY CENTERS
|
 2023 PROXY STATEMENT

Executive Compensation
|

The following unranked list of performance measures reflects the
Company’s
most important performance measures used by our Company
to
link Compensation Actually Paid for fiscal 2022 to our performance. Each of these financial performance measures is further described and defined in the Compensation Discussion and Analysis section of this proxy statement.
Most Important Performance Measures for 2022

Core Operating Earnings Per Share (Company-Selected Measure)

Adjusted Same Property Net Operating Income Growth

Corporate Responsibility (ESG) Objectives

Relative Total Shareholder Return
CEO Pay Ratio
We have estimated the ratio between our 2022 CEO’s total compensation and the median annual total compensation of all employees (except our CEO). In determining the median employee we considered taxable compensation totals in 2022. We identified the “Median Employee” based on the taxable compensation of all full-time, part-time, and temporary employees employed by Regency on December 31, 2022. Then, we calculated the Median Employee’s compensation under the Summary Compensation Table rules. Our CEO in 2022, Ms. Palmer, had an annual total compensation of $8,649,788 and our Median Employee had an annual total compensation of $115,470. Therefore, we estimate that our CEO’s annual total compensation in 2022 is 75 times that of the median of the annual total compensation of all of our employees.

REGENCY CENTERS
|
 2023 PROXY STATEMENT
|

53

| Audit Committee Report

Audit Committee Report

The following Report of our Audit Committee (this “Audit Committee Report”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other previous or future filings by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee Report by reference therein.

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board. A copy of its charter can be found on the Company’s website at https://investors.regencycenters.com. The directors who serve on the Audit Committee have no direct financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the Nasdaq Stock Market listing requirements applicable to Audit Committee members. The Board has determined that each of Thomas G. Wattles, C. Ronald Blankenship, Deirdre J. Evens, Thomas J. Furphy, Karin M. Klein and Peter D. Linneman are Audit Committee financial experts as defined by the rules of the SEC. The Board has determined that none of the Audit Committee members has a relationship with the Company that may interfere with the member’s independence from the Company and its management.

Management is responsible for the Company’s internal controls and financial reporting process. The Audit Committee met with management, KPMG LLP, the Company’s independent registered public accounting firm and internal auditors eight times during the year to consider and discuss the adequacy of the Company’s internal controls and the objectivity of its financial reporting. In addition, the Audit Committee was on call as needed by management and KPMG LLP to meet with or discuss any issues arising during the course of the year. At the end of each quarterly meeting, the Audit Committee met privately with both KPMG LLP and the internal auditors, each of whom has unrestricted access to the Audit Committee.

The Audit Committee has extensively reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee supervises the relationship between the Company and its independent registered public accounting firm, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, approving the lead partner selection, approving the fees for their services, and confirming their independence. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees,” including the quality of the Company’s accounting principles, reasonableness of significant judgments, the clarity of disclosures in the financial statements and critical audit matters addressed during their audit. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independent registered public accounting firm’s independence. KPMG LLP has served as the Company’s independent registered public accounting firm since 1993.

In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of the Company’s internal controls over financial reporting and disclosure controls and procedures. As part of this process, the Audit Committee continues to monitor the scope and adequacy of the Company’s internal auditing program, review staffing levels and steps taken to maintain the effectiveness of internal procedures and controls, and oversees the implementation of the internal audit plan.

Based on these reviews and discussions, the Audit Committee recommended to the Board and the Board approved that the audited financial statements be included in Regency’s annual report on Form 10-K for the year ended December 31, 2022.

Submitted by the Audit Committee of the Board:

Thomas G. Wattles, Chair	Deirdre J. Evens	Karin M. Klein
C. Ronald Blankenship	Thomas W. Furphy	Peter D. Linneman

54 | REGENCY CENTERS | 2023 PROXY STATEMENT

Proposal Four: Ratification of Appointment of KPMG LLP |

Proposal Four: Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm

Our Board has selected the firm of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2023. KPMG LLP has served as our auditors since 1993. The Company and KPMG rotate KPMG’s lead audit engagement partner no less frequently than every five years. For this fiscal year ending December 31, 2023, the KPMG lead audit engagement partner for the Company is in his third year in that role.

As part of its oversight responsibility, the Audit Committee, at least annually, evaluates our independent registered public accounting firm’s qualifications, performance and independence and reports its conclusions to our Board. This evaluation was considered when deciding whether or not to reappoint KPMG LLP for the year ended December 31, 2023. Our Board believes it is in the best interest of our Company and shareholders to retain KPMG LLP and has unanimously directed that the appointment of the independent registered public accounting firm be submitted for ratification by our shareholders at the Annual Meeting. Representatives of KPMG LLP will be present at the Annual Meeting and will be provided the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our articles of incorporation or bylaws. However, our Board is submitting ratification of the appointment of KPMG LLP to a shareholder vote as a matter of good corporate practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP. In such event, the Audit Committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the appointment or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the appointment is ratified, the Audit Committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and us.

All decisions regarding selection of independent registered public accounting firms and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. There are no exceptions to the policy of securing pre-approval of the Audit Committee for any service provided by our independent registered public accounting firm.

The following table provides information relating to the fees billed or expected to be billed to Regency by KPMG LLP for the years ended December 31, 2022 and 2021:

	2022	2021

Audit fees(1)(2)	$1,932,377	$1,993,625

Audit-related fees	$—	$—

Tax fees(3)(4)	$331,658	$368,286

All other fees	$—	$—

(1) Current year amounts include actual and estimated fees.

(2) Audit fees consists of fees for professional services for the audit of our consolidated financial statements (including Regency Centers Corporation and Regency Centers, L.P.) included in our annual report on Form 10-K and review of our condensed consolidated financial information included in our quarterly filings on Form 10-Q. Audit fees also include fees for all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work), and fees for services associated with comfort letters, reviews of documents filed with the SEC, and consents on SEC registration statements.

(3) The Audit Committee discussed these services with KPMG LLP and determined that these services would not impair KPMG LLP’s independence.

(4) Consists of fees for tax consultation and tax compliance services.

Our Board recommends that our shareholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

REGENCY CENTERS | 2023 PROXY STATEMENT | 55

| Beneficial Ownership

Beneficial Ownership

Beneficial Ownership of Principal Shareholders

The following table shows each person known to Regency to be the beneficial owner of more than 5% of our common stock. Except as otherwise indicated, we believe the shareholders listed exercise sole voting and dispositive power over the shares. The percent of class shown below is based upon shares outstanding as of March 10, 2023.

Name(1)	Number of Shares Owned		Percent of Class

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	26,754,195	(2)	15.62%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,145,978	(3)	10.00%

Norges Bank P.O. Box 1179 Sentrum NO 0107 Oslo Norway	16,179,323	(4)	9.44%

State Street Corporation One Lincoln Street Boston, MA 02111	12,265,423	(5)	7.16%

(1) Information presented in this table and related notes has been obtained from reports filed by the beneficial owner with the SEC.

(2) Information is as of December 31, 2022 and is based on a report on Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group, Inc. According to the information provided in the Schedule 13G, The Vanguard Group, Inc. has shared voting power over 371,407 shares, sole dispositive power over 25,950,834 shares and shared dispositive power over 803,361 shares.

(3) Information is as of December 31, 2022 and is based on a report on Schedule 13G filed with the SEC on January 23, 2023 by BlackRock, Inc. According to the information provided in the Schedule 13G, BlackRock, Inc. has sole voting power over 15,592,816 shares and sole dispositive power over 17,145,978 shares.

(4) Information is as of December 31, 2022 and is based on a report on Schedule 13G filed with the SEC on January 26, 2021 as updated by a report on Form 13F filed on February 14, 2023 by Norges Bank. According to the information provided in the Schedule 13G, Norges Bank has sole voting power over 16,179,323 shares and sole dispositive power over 16,179,323 shares.

(5) Information is as of December 31, 2022 and is based on a report on Schedule 13G filed with the SEC on February 7, 2023 by State Street Corporation. According to the information provided in the Schedule 13G, State Street Corporation has shared voting power over 9,329,357 shares and shared dispositive power over 12,219,225 shares.

56 | REGENCY CENTERS | 2023 PROXY STATEMENT

Beneficial Ownership |

Beneficial Ownership of Directors and Executive Officers

The following table shows information relating to the beneficial ownership of our common stock as of March 10, 2023, of each director and nominee, each of the executive officers named in the summary compensation table included in this proxy statement, and all directors, nominees and executive officers as a group. As of March 10, 2023, we had 171,307,934 shares of common stock of Regency Centers Corporation issued and outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by directors, nominees or executive officers.

Name	Number of Shares Owned(1)		Right to Acquire(2)	Percent of Class

Martin E. Stein, Jr.	982,245	(3)	—		*

Bryce Blair	24,873		1,875		*

C. Ronald Blankenship	90,463		2,025		*

Kristin A. Campbell	—		—

Deirdre J. Evens	12,613		1,875		*

Thomas W. Furphy	6,250		1,875		*

Karin M. Klein	11,997		1,875		*

Peter D. Linneman	43,141		1,875		*

David P. O’Connor	24,083		1,875		*

Lisa Palmer	99,000		—		*

James H. Simmons, III	—		1,875

Thomas G. Wattles	59,301		1,875		*

Michael J. Mas	39,857		—		*

Alan T. Roth	17,118		—

James D. Thompson	37,217	(4)	—		*

All directors, nominees and executive officers as a group (a total of 15 persons)	1,430,591		17,025	1.0%

* Less than one percent

(1) Excludes shares that may be acquired by directors or executive officers through the vesting of restricted stock or stock rights awards or stock option exercises.

(2) Shares that can be acquired through the vesting of stock rights awards within 60 days after the date of this proxy statement.

(3) Includes 163,868 shares held in Regency’s non-qualified deferred compensation plan and 1,001 shares held in Regency’s Dividend Reinvestment Plan. Also includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

◾	160,263 shares held by The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by Mr. Stein and members of his family.
◾	325,382 shares held by The Regency Group II and Regency Square II. Mr. Stein is a general partner of both partnerships.
◾	4,000 shares held for the benefit of Mr. Stein by the Wellhouse Trust. Mr. Stein has investment power with respect to such shares.
◾	24,201 shares held in grantor retained annuity trusts of which Mr. Stein is the trustee and his children are the beneficiaries.

(4) Includes 1,222 shares held in a trust for which Mr. Thompson is the co-trustee and 11,771 held by his spouse.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of 10% or more of our common shares to file reports of ownership and changes in ownership with the SEC. We assist our directors and officers by monitoring transactions and completing and filing these reports on their behalf. Based on the Company’s review, we believe that all required forms were filed for 2022, except for one Form 4 filing with respect to a single transaction made on behalf one of our directors, Mr. Wattles, which was late due to an administrative error.

REGENCY CENTERS | 2023 PROXY STATEMENT | 57

| Shareholder Proposals and Communications with the Board of Directors

Shareholder Proposals and Communications with the Board of Directors

There are no shareholder proposals for consideration at our 2023 Annual Meeting of Shareholders. Shareholders who may wish to submit proposals, including director nominations, for consideration at our next annual meeting of shareholders expected to be held in 2024, may do so as follows:

Shareholder Proposals

To submit a shareholder proposal for inclusion in our proxy statement for our 2024 Annual Meeting, a shareholder must submit the proposal in accordance with Rule 14a-8 under the Exchange Act, and such proposal must be received by our Secretary by no later than November 23, 2023.

To submit a shareholder proposal for our 2024 Annual Meeting (other than a shareholder proposal for inclusion in the proxy statement in accordance with Rule 14a-8 under the Exchange Act), a shareholder must submit the proposal in accordance with our bylaws, and such proposal must be received by our Secretary by no earlier than January 4, 2024 (which is 120 calendar days prior to the anniversary of our 2023 Annual Meeting) and no later than February 3, 2024 (which is 90 calendar days prior to the first anniversary of our 2023 Annual Meeting). Please refer to Section 3.15 of our bylaws for more information regarding submission of a shareholder proposal other than pursuant to Rule 14a-8 under the Exchange Act.

Proposals must be sent to our Secretary at our office at One Independent Drive, Suite 114, Jacksonville, Florida 32202.

Shareholder Recommendations for Potential Director Nominees

Shareholders who wish to nominate a candidate for election to our Board at our 2024 Annual Meeting must submit notice of such nominations in accordance with our bylaws, and such nominations must be received by our Secretary by no earlier than January 4, 2024 and no later than February 3, 2024. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Nomination for Director.” Please refer to Section 3.15 of our bylaws for more information regarding director candidate nominations, including specific requirements with respect to submissions.

In addition, if a shareholder wishes to nominate a candidate for election to our Board at our 2024 Annual Meeting and elects to have such candidate included in our proxy statement for our 2024 Annual Meeting pursuant to our proxy access bylaw, such nomination must comply with the notice, disclosure, eligibility and other requirements described in Section 3.18 of our bylaws.

Any nominations must be sent to our Secretary at our office at One Independent Drive, Suite 114, Jacksonville, Florida 32202.

Communication with the Board

Interested parties who wish to communicate with our Board or with a particular director, including our independent Lead Director, may send a letter to the Secretary at our offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will deliver them to the appropriate director or directors.

58 | REGENCY CENTERS | 2023 PROXY STATEMENT

Frequently Asked Questions Regarding Our Annual Meeting |

Frequently Asked Questions Regarding Our Annual Meeting

Q: What are the procedures for attending and participating in the virtual Annual Meeting?

All shareholders are welcome to attend the Annual Meeting. The 2023 Annual Meeting will be virtual-only, held exclusively online. The platform for the virtual Annual Meeting includes functionality that affords authenticated shareholders comparable meeting participation rights and opportunities they would have at an in-person meeting. Instructions to access and log-in to the virtual Annual Meeting are provided below, and once admitted, shareholders may view reference materials, submit questions and vote their shares by following the instructions that will be available on the virtual meeting website.

To be admitted to the 2022 Annual Meeting, go to www.virtualshareholdermeeting.com/REG2023 and enter the 16-digit control number on your Notice of Internet Availability of Proxy Materials or proxy card.

Online access to the Annual Meeting will open at 7:45 AM Eastern Time on Wednesday, May 3, 2023 to allow time for you to log-in prior to the start of the live audio webcast of the Annual Meeting at 8:00 AM Eastern Time. If you are unable to locate your Notice of Internet Availability of Proxy Materials or proxy card containing your 16-digit control number or otherwise to log-in as an authenticated shareholder, you may opt to participate in the Annual Meeting as a “guest,” in which case you will be able to hear the audio webcast but will not be able to utilize the question, voting or other functionality noted above. If you experience technical difficulties accessing or during the meeting, please call the technical support telephone number posted on the virtual meeting website.

Q: Why did I receive these materials?

Our Board is soliciting proxies for our 2023 Annual Meeting of Shareholders. You are receiving this proxy statement because you owned shares of our common stock on the record date, March 10, 2023, and that entitles you to vote at our Annual Meeting of Shareholders, which will be held exclusively online on May 3, 2023 at 8:00 am, Eastern Time at

www.virtualshareholdermeeting.com/REG2023. By use of a proxy, you can vote whether or not you attend in the Annual Meeting. This proxy statement describes the matters on which we would like you to vote your shares and provides information on those matters so that you can make an informed decision.

Q: What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board, the compensation of our directors and executive officers and other information that the SEC requires us to provide annually to our shareholders.

Q: What is a record date and who is entitled to vote at the Annual Meeting?

A record date is the date, as of the close of business on which, shareholders of record are entitled to notice of and to vote at a meeting of shareholders. The record date for the 2023 Annual Meeting is March 10, 2023 and was established by our Board as required under the laws of Florida, our state of incorporation. Thus, owners of record of shares of Regency Centers Corporation common stock as of the close of business on March 10, 2023 are entitled to receive notice of and to vote at the 2023 Annual Meeting and at any adjournments or postponements thereof.

Q: How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the Annual Meeting. There is no cumulative voting.

REGENCY CENTERS | 2023 PROXY STATEMENT | 59

| Frequently Asked Questions Regarding Our Annual Meeting

Q: How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote: by proxy prior to and without attending the Annual Meeting; or online during the virtual Annual Meeting at www.virtualshareholdermeeting.com/REG2023. We urge you to vote by proxy prior to the Annual Meeting even if you plan to attend the virtual Annual Meeting so that we will know as soon as possible that enough votes will be present for Regency to hold the Annual Meeting. Our Board has designated Martin E. Stein, Jr., Lisa Palmer, Michael J. Mas and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. You can vote by proxy prior to the Annual Meeting by any of the following methods:

Voting by Telephone or by the Internet. If you are a registered shareholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on May 2, 2023. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Mail. Each shareholder electing to receive shareholder materials by mail may vote by mail by using the accompanying proxy card. When you return a proxy card by mail that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for the Annual Meeting to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the bank, broker or other nominee as to how to vote your shares. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to any proposal other than the ratification of our auditors. The Board and management do not intend to present any matters at this time at the Annual Meeting other than those outlined in the notice of the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, your shares will be voted at the discretion of the proxy holders.

Q: Can I revoke my proxy or change my vote?

Yes. If you are a shareholder of record, you may revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting by filing a notice of revocation with the Secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet. For shares you hold beneficially in “street name,” you may revoke your proxy or change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a “brokers proxy” from your broker, bank or other nominee giving you the right to vote your shares, by attending and voting your shares at the Annual Meeting. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting and so request, although attending the Annual Meeting will not by itself revoke a previously granted proxy.

Q: What vote is required to approve each item?

For Proposal 1: Election of Directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. In uncontested elections, directors are elected by a majority of the votes cast at the meeting. Votes cast includes votes against but exclude abstentions and broker non-votes with respect to a nominee’s election. Abstentions are not considered votes cast and will have no effect on whether these proposals are approved or nominees elected. Our bylaws provide that the current term for a director in an uncontested election who does not receive the vote of the majority of the votes cast with respect to such director’s election shall expire on the date that is the earlier of (i) 90 days from the date on which the voting results are determined or (ii) the date on which an individual is selected by the Board of Directors to fill the office held by such director.

For Proposal 2: Advisory Vote of Frequency of Executive Compensation, which is commonly referred to as a “say-on-frequency” vote and non-binding on our Board, you may specify one of four choices for this proposal on the proxy card:

60 | REGENCY CENTERS | 2023 PROXY STATEMENT

Frequently Asked Questions Regarding Our Annual Meeting |

“ONE YEAR”, “TWO YEARS”, “THREE YEARS” or “ABSTAIN”. Notwithstanding our Board’s recommendation (which is that shareholders vote for an advisory vote on executive compensation every ONE YEAR) and the outcome of the shareholder vote on this proposal, our Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders, changes in SEC rules and the adoption of material changes to compensation programs.

For Proposal 3: Advisory Vote on Executive Compensation, which is commonly referred to as a “say-on-pay” vote and non-binding on our Board, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Although the vote is non-binding, our Board and Compensation Committee will consider the voting results in connection with their ongoing evaluation of our executive compensation program.

For Proposal 4: Ratification of Appointment of KPMG LLP as the Company’s Independent

Registered Public Accounting Firm for fiscal 2023, you may vote “FOR,” “AGAINST” or “ABSTAIN”. This proposal will be approved if the votes cast “FOR” exceed the votes cast “AGAINST” the proposal.

If you hold your shares in street name, your broker, bank or other nominee is permitted to vote your shares on Proposal 4: Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of any of the proposals.

Q: What constitutes a quorum?

A quorum is the minimum number of shares that must be represented in person or by proxy for our Company to conduct the 2023 Annual Meeting. The attendance in person or by proxy of holders of a majority of the shares of common stock entitled to vote at the 2022 Annual Meeting will constitute a quorum to hold the 2023 Annual Meeting. Shareholders who attend the 2023 Annual Meeting that are admitted pursuant to the instructions to join the virtual meeting as an authenticated shareholder will be considered to be attending the meeting in person. If you grant your proxy over the Internet, by telephone or by your proxy card, your shares will be considered present at the 2023 Annual Meeting and counted toward the quorum.

Q: Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters are properly brought before the

Annual Meeting or any adjournments or postponements thereof, your shares will be voted at the discretion of the proxy holders.

Q: How are we soliciting proxies?

We are soliciting proxies on behalf of our Board and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Q: If I previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future. You can help us achieve a substantial reduction in our printing and mailing costs by choosing to receive shareholder materials by means other than mail. If you choose to

REGENCY CENTERS | 2023 PROXY STATEMENT | 61

| Frequently Asked Questions Regarding Our Annual Meeting

receive your proxy materials by accessing the Internet, then before next year’s annual meeting of shareholders, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet.

If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

Q: How can I obtain paper copies of the proxy materials, annual report on Form 10-K and other financial information?

Shareholders can access our 2023 proxy statement, our annual report on Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investors page of our website at www.regencycenters.com.

The content of our website is not incorporated by reference into this proxy statement or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or single set of Annual Meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date.

We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered.

If you elected to receive our shareholder materials via the Internet or via electronic delivery, you may request paper copies, without charge, by written request addressed to the address set forth in this section.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future shareholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Regency Centers Corporation

Attn: Joni Bonnell

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7761

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

Q: What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Q: Where can I find a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders at our corporate office for a period of 10 days prior to and during the Annual Meeting.

Q: Where can I find the voting results of the Annual Meeting?

The Company will announce the preliminary voting results at the Annual Meeting and intends to release the final results in a Form 8-K filed with the SEC within four business days following the Annual Meeting.

62 | REGENCY CENTERS | 2023 PROXY STATEMENT

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Defined Terms

In addition to the required GAAP presentations, the Company uses certain non-GAAP performance measures, as it believes these measures improve the understanding of the Company’s operational results. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

◾

Core Operating Earnings is an additional performance measure we use because the computation of Nareit Funds from Operations (“Nareit FFO”) includes certain non-comparable items that affect our period-over-period performance. Core Operating Earnings excludes from Nareit FFO: (i) transaction related income or expenses, (ii) gains or losses from the early extinguishment of debt, (iii) certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of mark-to-market debt adjustments, and (iv) other amounts as they occur. We provide reconciliations of both Net income attributable to common shareholders to Nareit FFO and Nareit FFO to Core Operating Earnings.

◾

Development Completion is a property in development that is deemed complete upon the earlier of: (i) 90% of total estimated net development costs have been incurred and percent leased equals or exceeds 95%, or (ii) the property features at least two years of anchor operations. Once deemed complete, the property is termed a Retail Operating Property.

◾	Fixed Charge Coverage Ratio is calculated as Operating EBITDAre divided by the sum of the gross interest and scheduled mortgage principal paid to our lenders.
◾

Nareit EBITDAre is a measure of REIT performance, which the National Association of Real Estate Investment Trusts (“Nareit”) defines as net income, computed in accordance with GAAP, excluding (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) gains on sales of real estate, (v) impairments of real estate, and (vi) adjustments to reflect the Company’s share of unconsolidated partnerships and joint ventures. We provide a reconciliation of Net Income to Nareit EBITDAre.

◾

Nareit Funds From Operations (“Nareit FFO”) Nareit FFO is a commonly used measure of REIT performance, which Nareit defines as attributable to common shareholders computed in accordance with GAAP, excluding gains on sales and impairments of real estate, net of tax, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We compute Nareit FFO for all periods presented in accordance with Nareit’s definition. Companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since Nareit FFO excludes depreciation and amortization and gains on sale and impairments of real estate, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in percent leased, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, Nareit FFO is a supplemental non-GAAP financial measure of our operating performance, which does not represent cash generated from operating activities in accordance with GAAP; and, therefore, should not be considered a substitute measure of cash flows from operations. We provide a reconciliation of Net Income attributable to common shareholders to Nareit FFO.

◾

Net Operating Income (“NOI”) is the sum of base rent, percentage rent, recoveries from tenants, other lease income, and other property income, less operating and maintenance expenses, real estate taxes, ground rent, and uncollectible lease income. NOI excludes straight-line rental income and expense, above and below market rent and ground rent amortization, tenant lease inducement amortization, and other fees. We also provide disclosure of NOI excluding termination fees, which excludes both termination fee income and expenses. We believe NOI provides useful information to investors to measure the operating performance of our portfolio of companies. We provide a reconciliation of Net income attributable to common shareholders to NOI.

◾

A Non-Same Property is defined as, during either calendar year period being compared, a property acquired, sold, a Property in Development, a Development Completion, or a property under, or being positioned for, significant redevelopment that distorts comparability between periods. Non-retail properties and corporate activities, including the captive insurance program, are part of Non-Same Property.

◾

Operating EBITDAre begins with Nareit EBITDAre and excludes certain non-cash components of earnings derived from above and below market rent amortization and straight-line rents. We provide a reconciliation of Net Income to Nareit EBITDAre to Operating EBITDAre.

REGENCY CENTERS | 2023 PROXY STATEMENT | A-1

| Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

◾	Property In Development includes properties in various stages of ground-up development.
◾

Property In Redevelopment includes Retail Operating Properties under redevelopment or being positioned for redevelopment. Unless otherwise indicated, a Property in Redevelopment is included in the Same Property Pool.

◾

Pro Rata information includes 100% of our consolidated properties plus our economic share (based on our ownership interest) in our unconsolidated real estate investment partnerships. We provide Pro-rata financial information because we believe it assists investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. We believe presenting our Pro-rata share of assets, liabilities, operating results, and other metrics, along with certain other non-GAAP measures, makes comparison of our operating results to those of other REITs more meaningful. The Pro rata information provided is not, nor is it intended to be, presented in accordance with GAAP. The Pro-rata supplemental details of assets and liabilities and supplemental details of operations reflect our proportionate economic ownership of the assets, liabilities, and operating results of the properties in our portfolio The Pro-rata information is prepared on a basis consistent with the comparable consolidated amounts and is intended to more accurately reflect our proportionate economic interest in the assets, liabilities, and operating results of properties in our portfolio. We do not control the unconsolidated investment partnerships, and the Pro-rata presentations of the assets and liabilities, and revenues and expenses do not represent our legal claim to such items. The partners are entitled to profit or loss allocations and distributions of cash flows according to the operating agreements, which generally provide for such allocations according to their invested capital. Our share of invested capital establishes the ownership interests we use to prepare our Pro-rata share.

◾

Redevelopment Completion is a Property in Redevelopment that is deemed complete upon the earlier of (i) 90% of total estimated project costs have been incurred and percent leased equals or exceeds 95% for the company owned GLA related to the project, or (ii) the property features at least two years of anchor operations, if applicable.

◾	Retail Operating Property is any retail property not termed a Property in Development. A retail property is any property where the majority of the income is generated from retail uses.
◾

Same Property is a Retail Operating Property that was owned and operated for the entirety of both calendar year periods being compared. This term excludes Property in Development, prior year Development Completions, and Non-Same Properties. Properties in Redevelopment are included unless otherwise indicated.

◾

Same Property NOI is provided because we believe the measure provides investors with additional information regarding the operating performances of comparable assets. Same Property NOI excludes all development, non-same property and corporate level revenues and expenses. The Company also provides disclosure of NOI excluding termination fees, which excludes both termination fee income and expense.

A-2 | REGENCY CENTERS | 2023 PROXY STATEMENT

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Reconciliation of Net Income Attributable to Common Shareholders to Nareit FFO and Core Operating Earnings (in thousands)

For the Periods Ended December 31, 2022 and 2021

	2022	2021

Reconciliation of Net Income to Nareit FFO:

Net Income Attributable to Common Shareholders	$482,865	361,411

Adjustments to reconcile to Nareit Funds From Operations(1):

Depreciation and amortization (excluding FF&E)	344,629	330,364

Gain on sale of real estate	(121,835)	(100,499)

Provision for impairment of real estate	—	95,815

Exchangeable operating partnership units	2,105	1,615

Nareit Funds From Operations	$707,764	688,706

Reconciliation of Nareit FFO to Core Operating Earnings:

Nareit Funds From Operations	$707,764	688,706

Adjustments to reconcile to Core Operating Earnings(1):

Early extinguishment of debt	176	—

Promote income	—	(13,589)

Straight-line rent	(11,327)	(13,534)

Uncollectible straight-line rent	(14,155)	(5,965)

Above/below market rent amortization, net	(21,434)	(23,889)

Debt premium/discount amortization	(184)	(565)

Core Operating Earnings	$660,840	631,164

Impact of Covid-related collections and prior period recoveries (2022 only)	$24,970

Adjusted Core Operating Earnings (2022 only)	$635,870

Net Income Attributable to Common Shareholders per Share (Diluted)	$2.81	2.12

Weighted Average Shares For Earnings per Share (Diluted)	171,791	170,694

Nareit FFO per Share (Diluted)	$4.10	4.02

Core Operating Earnings per Share (Diluted)	$3.83	3.68

Adjusted Core Operating Earnings per Share (Diluted) (2022 only)	$3.69

Weighted Average Shares For Nareit FFO and Core Operating Earnings per Share (Diluted)	172,540	171,456

(1) Includes Regency’s consolidated entities and its Pro-rata share of unconsolidated co-investment partnerships, net of Pro-rata share attributable to noncontrolling interests.

REGENCY CENTERS | 2023 PROXY STATEMENT | A-3

| Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Reconciliation of Net Income Attributable to Common Shareholders to Pro-Rata Same Property NOI (in thousands)

For the Periods Ended December 31, 2022 and 2021

	2022	2021

Net Income attributable to common Shareholders	$482,865	361,411

Less:

Management, transaction, and other fees	(25,851)	(40,337)

Other(1)	(51,090)	(46,860)

Plus:

Depreciation and amortization	319,697	303,331

General and administrative	79,903	78,218

Other operating expense	6,166	5,751

Other expense	44,102	132,977

Equity in income of investments in real estate excluded from NOI(2)	35,824	53,119

Net income attributable to noncontrolling interests	5,170	4,877

NOI	896,786	852,487

Less non-same property NOI(3)	(19,781)	(1,336)

Same Property NOI	$877,005	853,823

% change	2.7%

Same Property NOI without Termination Fees	$871,998	847,089

% change	2.9%

Same Property NOI without Termination Fees or Redevelopments	$766,064	747,259

% change	2.5%

Same Property NOI without Termination Fees or Collection of 2020/2021 Reserves(4)	$851,948	801,251

% change	6.3%

Same Property NOI without Termination Fees or Collection of 2020/2021 Reserves (4) or Prior Period Recoveries (Adjusted Same Property NOI)	$847,028	$795,262

% change	6.5%

(1) Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.

(2) Includes non-NOI income and expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, interest expense, and real estate gains and impairments.

(3) Includes revenues and expenses attributable to Non-Same Properties, Projects in Development, corporate activities, and noncontrolling interests.

(4) Also referred to as Covid-related collections.

A-4 | REGENCY CENTERS | 2023 PROXY STATEMENT

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Reconciliation of Net Income to Nareit EBITDAre and Operating EBITDAre (in thousands)

For the Periods Ended December 31, 2022 and 2021

	2022	2021

Reconciliation of Net Income to Nareit EBITDAre:

Net Income	$488,035	366,288

Adjustments to reconcile to Nareit EBITDAre(1):

Interest expense	166,495	166,043

Income tax (benefit) expense	(39)	943

Depreciation and amortization	349,476	335,424

Gain on sale of real estate	(121,753)	(100,499)

Provision from impairment of real estate	—	95,815

Nareit EBITDAre	$882,214	864,014

Reconciliation of Nareit EBITDAre to Operating EBITDAre:

Nareit EBITDAre	$882,214	864,014

Adjustments to reconcile to Operating EBITDAre(1):

Promote income	—	(13,589)

Early extinguishment of debt	176	—

Straight-line rent, net	(25,620)	(19,579)

Above/below market rent amortization, net	(21,439)	(23,958)

Operating EBITDAre	$835,331	806,888

(1) Includes Regency’s consolidated entities and its pro-rata share of unconsolidated co-investment partnerships.

REGENCY CENTERS | 2023 PROXY STATEMENT | A-5

For Against Abstain 1 Year 2 Years 3 Years 4 Years Abstain REGENCY CENTERS CORPORATION ONE INDEPENDENT DRIVE, SUITE 114 JACKSONVILLE, FL 32202 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/REG2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL (ONLY IF NOT VOTING BY INTERNET OR PHONE) Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V03351-P88220 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY REGENCY CENTERS CORPORATION The Board of Directors recommends you vote “FOR” each of the following: 1. Election of Directors to each serve for a one-year term. Nominees:1a. Martin E. Stein, Jr. 1b. Bryce Blair 1c. C. Ronald Blankenship 1d. Kristin A. Campbell 1e. Deirdre J. Evens 1f. Thomas W. Furphy 1g. Karin M. Klein 1h. Peter D. Linneman 1i. David P. O’Connor 1j. Lisa Palmer 1k. James H. Simmons, III The Board of Directors recommends you vote “1 YEAR” on the following proposal: 2. Approval, in an advisory vote, of the frequency of future shareholder votes on the Company’s executive compensation. The Board of Directors recommends you vote “FOR” each of proposals 3 and 4: 3. Approval, in an advisory vote, of the Company’s executive compensation. 4. Ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. NOTE: The named proxies also are authorized, in their discretion, to consider and act upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. REGENCY CENTERS CORPORATION Annual Meeting of Shareholders May 3, 2023 8:00 AM, Eastern Time This proxy is solicited by the Board of Directors of Regency Centers Corporation The shareholder(s) hereby appoint(s) Martin E. Stein, Jr., Lisa Palmer, Michael J. Mas and each or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REGENCY CENTERS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 8:00 AM, Eastern Time on May 3, 2023, via live webcast at www.virtualshareholdermeeting.com/REG2023 and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side